Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

Each of the parties designated as a “Seller” on Exhibit “A-1”,

and

BRE/Industrial Acquisition Holdings 1, L.L.C.,

a Delaware limited liability company

as Purchaser

As of May 17, 2013

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is dated as of this 17th day of May, 2013 (the “Effective Date”), and is made by and between each of the parties identified on Exhibit “A-1” hereto (each, a “Seller”), and BRE/Industrial Acquisition Holdings 1, L.L.C., a Delaware limited liability company (the “Purchaser”).

RECITALS

A. Each of the Sellers is the owner of the Property or Properties corresponding to such Seller on Exhibit “A-1” hereto.

B. Purchaser desires to purchase all of the Properties and to acquire the respective Property or Properties owned by each such Seller, on the terms and conditions set forth in this Agreement.

C. The Sellers desire to sell to Purchaser all of the Properties and to convey to Purchaser the respective Property or Properties owned by each such Seller, on the terms and conditions set forth in this Agreement.

D. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Article I.

NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows:

I. DEFINITIONS AND INTERPRETIVE PRINCIPLES

1.1 General Interpretive Principles.

1.1.1. All references to sections, schedules, exhibits, recitals or the preamble are to sections, schedules, exhibits or recitals of, or the preamble to, this Agreement, unless otherwise specified.

1.1.2. Unless otherwise specified, the words “hereof”, “herein” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.1.3. If the context requires, the use of any gender will also refer to any other gender, and the use of either number will also refer to the other number.

1.1.4. Notwithstanding Section 1.1.3, references in the singular to any of the Sellers or to any of the Properties (i.e., references to “Seller” or to “Property”) shall not be interpreted to mean more than one Seller or more than one Property, respectively. If all of the Sellers are intended, the word “Sellers” is used, unless the provision including the word “Sellers” clearly indicates that more than one, but not all, of the Sellers are intended, in which case the reference to “Sellers” includes only the subset of Sellers so indicated. References to “the Property of such Seller” or “such Seller’s Property” mean the Property owned by the applicable Seller or, if such Seller owns more than one Property, all of the Properties owned by such Seller. References to “such Property’s Seller” mean the Seller that owns the applicable Property.

1.1.5. The word “including” is not exclusive.

1.1.6. Accounting terms used but not specifically defined herein have the meanings determined by reference to U.S. generally accepted accounting principles.

1.1.7. Any provision of this Agreement referring to a particular time of day shall be interpreted in accordance with the local time in Washington, D.C.

1.2 Definitions. As used in this Agreement:

“ACI Lease” has the meaning set forth in Section 6.1.14(a) hereof.

“ACI Permitted Work” has the meaning set forth in Section 6.1.14(a) hereof.

“Additional Property Lease(s)” has the meaning set forth in Section 6.1.14(a) hereof.

“Additional Property Permitted Work” has the meaning set forth in Section 6.1.14(a) hereof.

“Additional Rent” shall mean all reimbursements of Operating Expenses and administrative charges, common area maintenance charges, reimbursements of real estate taxes, rent escalations based on increases in the consumer price index or any other measures of inflation, retroactive rent escalations, insurance cost reimbursements, parking charges, antenna rents, license fees and all other amounts and charges payable by a Tenant to a Seller, as landlord, under such Tenant’s Lease (other than Basic Rent), but shall not include Security Deposits.

“Affiliate” means, with respect to any Person, (i) a Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; or (ii) a Person that, directly or indirectly, owns, is owned by or is under common ownership with, such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocated Amount” has the meaning set forth in Section 2.4 hereof.

“Allocated Share” has the meaning set forth in Section 2.4 hereof.

“Assignment of Intangibles” has the meaning set forth in Section 5.2.3 hereof.

“Assignment of Leases” has the meaning set forth in Section 5.2.4 hereof.

“Basic Rent” means all base rent or basic rent payable in fixed installments and fixed amounts for stated periods by Tenants under their Leases.

“Bill of Sale” has the meaning set forth in Section 5.2.2 hereof.

“Broker” has the meaning set forth in Article X hereof.

“Cap Amount” has the meaning set forth in Section 9.3 hereof.

“Casualty” has the meaning set forth in Section 12.13.1 hereof.

“Casualty Notice” has the meaning set forth in Section 12.13.1 hereof.

“Casualty Renovation Cost” has the meaning set forth in Section 12.13.1 hereof.

“Claim Notice” has the meaning set forth in Section 9.5 hereof.

“Claims” means, collectively, damages, claims (including without limitation, any claim for damage to property of others or injury to or death of any persons), penalties, obligations, liabilities, fines, losses, causes of action, fees, injuries, liens, encumbrances, proceedings, judgments, actions, rights, demands, costs and expenses (including without limitation, reasonable attorneys’ fees (whether or not legal proceedings are instituted) and court and litigation costs), except to the extent that any of the foregoing allege or constitute indirect, special, exemplary, consequential or punitive damages (or would constitute indirect, special, exemplary, consequential or punitive damages if ordered by a court).

“Closing” means the sale and assignment of the Properties to Purchaser on the Closing Date, and the performance by each party of the obligations on its part then to be performed under and in accordance with this Agreement.

“Closing Date” has the meaning set forth in Section 5.1 hereof.

“Closing Documents” means the Seller Closing Documents and the Purchaser Closing Documents, including, without limitation, those documents described in Sections 5.2 and 5.3 hereof.

“Closing Instructions” has the meaning set forth in Section 3.1 hereof.

“Closing Payment” has the meaning set forth in Section 2.2.2 hereof.

“Consolidated Closing Statement” has the meaning set forth in Section 5.2.13 hereof.

“Contracts” means, with respect to each Property, all equipment leases, and all contracts, Work Agreements, management agreements and other agreements relating to the upkeep, repair, maintenance, leasing, ownership and/or operation of such Property.

“Cure” means, with respect to a Lien or an Encumbrance, to cause the Title Company to issue the Title Policies without exception for such Lien or Encumbrance, either by discharging such Lien or Encumbrance or by providing an indemnification, a bond or another arrangement reasonably satisfactory to the appropriate Seller and the Title Company (provided that any affirmative insurance provided by the Title Company shall be subject to the reasonable approval of Purchaser).

“Deeds” has the meaning set forth in Section 5.2.1 hereof.

“Due Diligence Materials” has the meaning set forth in Section 4.2.1 hereof.

“Earnest Money Deposit” has the meaning set forth in Section 2.2.1 hereof.

“Effective Date” has the meaning set forth in the preamble hereof.

“Encumbrance” means (i) any covenant, condition, restriction, easement, right of way or other matter recorded in the Official Records and affecting title to a Property, and (ii) any encroachment, violation, easement, right of way or other matter disclosed in the Surveys; provided, however, that “Encumbrances” do not include Liens or Voluntary Liens.

“Environmental Damages” has the meaning set forth in Section 4.3(h) hereof.

“Environmental Reports” means the reports listed on Exhibit “L.”

“Environmental Requirements” has the meaning set forth in Section 4.3(i) hereof.

“Escrow” has the meaning set forth in Section 3.1 hereof.

“Escrow Agent” means the Title Company, when acting in its capacity as escrow holder or closing agent hereunder or under any Closing Document.

“Escrow Agreement” has the meaning set forth in Section 3.1 hereof.

“Excluded Assets” means, with respect to each Property, the Excluded Documents, cash, cash equivalents, checks and other funds, including, without limitation, notes, securities and other evidence of indebtedness held at such Property as of the Closing, and balances on deposit to the credit of such Seller with banking institutions, all of which shall be retained by such Seller and any items of personal property owned by tenants, any managing agent and other third parties, which shall be retained by such parties. For the avoidance of doubt, the Seller or its Affiliate shall be solely responsible at its own cost and expense to cause the Excluded Assets to be removed from the respective Property or Properties in a good and workmanlike manner, and to prevent or promptly repair any damage to such Property or Properties in connection with such removal, normal wear and tear and casualty excluded.

“Excluded Documents” means, with respect to each Property, all (a) Proprietary Information, (b) Intellectual Property Rights, (c) all insurance policies owned or obtained by such Property’s Seller on behalf or in connection with such Seller’s business at the Property, unless such insurance policies are assigned to Purchaser in connection with Section 12.13 hereof, (d) the corporate minute books and stock registers of such Seller or its Affiliates, (e) internal memoranda, correspondence, analyses, documents or reports prepared by or for such Seller or its Affiliates in connection with the sale of such Property, including, without limitation, tax returns or financial statements of such Seller (exclusive of operating statements and the general ledger of such Property and any supporting information which shall be available for review by Purchaser) for or in connection with its ownership or operation of such Property, (f) communications between such Seller or any Affiliate and their respective attorneys, (g) appraisals, assessments or other valuations of such Property in the possession or control of such Seller, (h) property condition reports conducted at the time of acquisition of a Property, and (i) original bills, invoices, receipts and checks relating to expenses incurred prior to the Closing.

“FPO” means First Potomac Realty Trust, a Maryland real estate investment trust.

“Good Funds” means confirmed wire transfer of immediately available funds (U.S. Dollars).

“GSA” means the General Services Administration, an instrumentality of the U.S. federal government.

“Hazardous Materials” has the meaning set forth in Section 4.3(j) hereof.

“Improvements” means, with respect to each Property, the buildings, structures, fixtures, and other permanent improvements located on such Property’s Land, including, without limitation, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, landscaping, plumbing, lighting, and mechanical equipment and fixtures installed thereon.

“Indemnify” means to indemnify a Person and to hold such Person harmless with respect to a Claim (except to the extent of any indirect, special, consequential or punitive damages of any kind) and, where necessary, to defend such Person against a Claim using counsel reasonably satisfactory to such Person, all at the sole cost and expense of the indemnifying Person.

“Individual Closing Statement” has the meaning set forth in Section 5.2.13 hereof.

“Intangible Property” means, with respect to each Property, all of Seller’s right, title and interest, if any, without warranty, in (a) local telephone and facsimile exchange numbers identified exclusively with such Property, (b) transferable certificates (including the Certificate of Occupancy for such Property), licenses, permits (including the Permits) and warranties in effect with respect to such Property, and (c) all other intangible property used by such Property’s Seller exclusively in connection with the ownership and operation of such Property, but excluding the Excluded Assets.

“Intellectual Property Rights” means, with respect to each Property, all patents, copyrights, trade secrets, trademarks, trade names, names, service marks, confidential information and other know-how owned by such Property’s Seller or its Affiliates or used by such Seller or its Affiliates in managing such Property, including but not limited to (a) marketing and management intangibles, (b) all proprietary computer software developed and owned by such Seller or its Affiliate, (c) all proprietary manuals, instructions, policies, procedures and directives issued by such Seller or its Affiliates to its employees at such Property, except for those manuals, policies and instructions that related solely to the operation of such Property and (d) the names “First Potomac Realty Trust”, “First Potomac”, “FPO”, “FP”, or any derivation thereof, or any name that includes any of the foregoing words, which shall be collectively hereinafter referred to as the “FP Names”. The term “Intellectual Property Rights” excludes the Proprietary Marks and the specific data and information stored or maintained on the Intellectual Property Rights for such Property that uniquely pertains to such Property or those served at such Property, except that the Intellectual Property Rights include such data and information to the extent confidential or proprietary to such Seller. The term “Proprietary Marks” means all trademarks, service marks, trade names, trade dress, symbols, logos, slogans, designs, insignia, emblems, devices, domain names, distinctive designs of signs, or any other source identifying feature, or combinations thereof, which are used to identify such Property, or which are used in connection with the operation of such Property by such Seller or its Affiliates. For the avoidance of doubt, Intangible Property includes the Proprietary Marks and the specific data and information stored or maintained on the Intellectual Property Rights that uniquely pertains to such Property or those served at such Property, except that the Intellectual Property Rights include such data and information to the extent confidential or proprietary to such Seller.

“Land” means, with respect to each Property, the real property included in such Property and described on Exhibit “A-2,” together with all right, title and interest of Seller, if any, in and to any easements, rights-of-way, rights of ingress and egress, strips, zones, licenses, transferable hereditaments, mineral rights, privileges, tenements and appurtenances in any way belonging to or appertaining to such real property, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining such real property.

“Landlord Work” means any renovation, build-out, demolition or other work that a Seller is required to conduct for the benefit of a certain Tenant pursuant to the terms of such Tenant’s Lease.

“Lease” mean a written agreement, lease or occupancy agreement (including any License providing a third party with occupancy rights to any Property) in which a Seller is the landlord (as the same may have been amended, restated, supplemented, altered or otherwise modified from time to time prior to the Effective Date and following the Effective Date subject to the terms of the Agreement), pursuant to which a party other than a Seller has the right to use, possess or occupy all or any portion of the Property owned by such Seller and any lease guarantees, all of which Leases are listed and described on the Lease Schedule, as supplemented as set forth below, in each case to the extent they are in effect on the Closing Date. Any Lease entered into after the Effective Date in accordance with Section 6.1.2 hereof shall be deemed for purposes of this Agreement to constitute a Lease, and the defined term Lease as used herein shall be deemed to have been revised to include and incorporate any such Lease.

“Leased Space” means the total amount of gross rentable area at all of the Properties, taken together, and is conclusively agreed to by the parties for purposes of this Agreement to be 3,523,712 square feet.

“Lease Schedule” means the list of Leases attached hereto as Exhibit “C-1.”

“Leasing Commission” means a commission or fee payable to a broker or other third party in connection with a Lease or the expansion or renewal of a Lease.

“Legal Requirement” means any applicable federal, state, local or municipal constitution, law, ordinance, rule, order, regulation or statute of any governmental authority bearing on the construction, alteration, rehabilitation, maintenance, use, operation, sale, transfer or any other aspect of all or any portion of a Property.

“License” means a utility license or access agreement, a right-of way agreement, an antenna license agreement, cell tower license agreement, or a similar agreement pursuant to which a Person other than a Seller is entitled to use or occupy a portion of a Property.

“Lien” means any mortgage, deed of trust or other consensual lien or security interest, a mechanic’s or any materialman’s lien, a judgment lien, a lien for delinquent real property taxes or assessments, any other tax or statutory lien, adverse claim in each case to the extent the same affects a Property and is prior or senior to, or otherwise encumbers the interest of such Property’s Seller in such Property, excluding, liens for real estate taxes or assessments or other sums not yet due and payable and excluding any liens arising out of any activity of Purchaser.

“Major Tenant(s)” has the meaning set forth in Section 8.2.3 hereof.

“Multi-Building Properties” means the properties identified as Rivers Bend Center, Rivers Bend Center II, Diamond Hill, Northridge and Cavalier on Exhibit “A-1” hereto.

“Non-Foreign Affidavit” has the meaning set forth in Section 5.2.5 hereof.

“Non-Performing Party” has the meaning set forth in Section 9.7.1 hereof.

“Notice” has the meaning set forth in Article XI hereof.

“Notices to Tenants” has the meaning set forth in Section 5.2.15 hereof.

“OA Estoppels” has the meaning set forth in Section 6.1.5(b) hereof.

“Official Records” means the filing office of the circuit court, register of deeds or other depository in the jurisdiction where a Property is located, established under such jurisdiction’s laws, as of the Closing Date, for the purpose of imparting constructive knowledge of matters relating to real property.

“Owner’s Affidavit” has the meaning set forth in Section 5.2.8 hereof.

“Owner’s Association” means any association or organization created pursuant to any Owner’s Association Documents relating to any of the Properties.

“Owner’s Association Documents” means all documents pertaining to and governing any Owner’s Association.

“Pending Claim” has the meaning set forth in Section 9.5 hereof.

“Permits” means, with respect to each Property, the licenses and permits, approvals, entitlements, and other governmental authorizations (including certificates of occupancy) issued by a governmental or administrative agency or authority (whether federal, state or local) in connection with the ownership, operation, planning, development, constructions, use, or maintenance of such Property.

“Permitted Exceptions” means (a) Liens for current real estate taxes and assessments which are not yet due and payable; (b) any Encumbrances that are referenced (as exceptions, requirements or otherwise) in the Title Commitments in their respective forms as of the Effective Date and approved by Purchaser in accordance with this Agreement; (c) any Liens or Encumbrances that become Permitted Exceptions pursuant to another provision of this Agreement; (d) any Liens or Encumbrances that are expressly approved in writing by Purchaser; (e) rights of third parties as tenants only under Leases, or under equipment leases (if any) relating to Personal Property; (f) Legal Requirements, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended; and (g) any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Real Property by Purchaser or by its agents, employees and/or contractors.

“Permitted Plans” has the meaning set forth in Section 6.1.14(a) hereof.

“Permitted Work Escrow” has the meaning set forth in Section 6.1.14(b) hereof.

“Permitted Work Escrow Agreement” has the meaning set forth in Section 6.1.14(b) hereof.

“Permitted Work Self Help Costs” has the meaning set forth in Section 6.1.14(f) hereof.

“Permitted Work Self Help Notice” has the meaning set forth in Section 6.1.14(f) hereof.

“Person” means a natural person, an agency or body of federal, state or local government, a corporation, a general or limited partnership, a limited liability company, a trust, or any other entity recognized under applicable law as having authority to own property, to conduct business, to sue or to be sued.

“Personal Property” means, with respect to each Property, all of Seller’s right, title and interest, if any, without warranty, in all personal property, including the following items, that is owned by such Property’s Seller and used by such Seller exclusively in connection with the ownership, maintenance, and operation of such Property: (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about such Property, (b) furniture, equipment, televisions, telephone systems; mechanical systems, fixtures and equipment; electrical systems, fixtures and equipment; heating fixtures, systems, and equipment; air conditioning fixtures, systems and equipment; plumbing fixtures, systems, and equipment; security systems and equipment; carpets, drapes, artwork and other furnishings; refrigerators, microwaves, ovens, stoves, and all other appliances; vehicles, office equipment, furniture and fixtures not considered improvements, spare parts, supplies and other physical assets, machinery, tools, trade fixtures, utensils, china and glassware; and (c) copies of files maintained or generated by such Seller in the course of the operation of such Property (excluding the Excluded Documents) which are located at such Property or at FPO’s headquarters in Bethesda, MD. Notwithstanding the foregoing, the Personal Property shall not include any Excluded Assets.

“Property” means a property designated on Exhibit “A-1” hereto, which property consists of the corresponding Land described on Exhibit “A-2,” the Improvements located on such Land, the Personal Property located on such Land or in such Improvements, and the Intangible Property, and Leases, excluding, however, any of the foregoing that are Excluded Assets.

“Proprietary Information” has the meaning set forth in Section 12.17 hereof.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Closing Documents” has the meaning set forth in Section 9.6 hereof.

“Real Property” means, with respect to a Property, such Property’s Land and Improvements, collectively.

“Security Deposit” means a cash deposit, or a letter of credit or similar evidence of indebtedness held by a Seller under a Lease as security for the obligations of the Tenant under such Lease.

“Self Help Date” has the meaning set forth in Section 6.1.14(a) hereof.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Guarantor” has the meaning set forth in Section 12.29.1 hereof.

“Seller’s Representatives” has the meaning set forth in Section 6.1.14(c) hereof.

“Seller Closing Documents” means any document or instrument (including any deeds, bill of sale or assignments) executed by any Seller and delivered to Purchaser at or in connection with the Closing.

“Super Major Tenant(s)” has the meaning set forth in Section 8.2.3 hereof.

“Surveys” has the meaning set forth below in Section 4.1.1 hereof.

“Survival Date” has the meaning set forth in Section 9.5 hereof.

“Tenant” means the tenant or lessee under a Lease.

“Tenant Estoppel Certificate” has the meaning set forth in Section 6.1.3 hereof.

“Tenant Lien” means a Lien that encumbers only a Tenant’s leasehold interest in a Property, and that does not secure indebtedness or other obligations voluntarily created or assumed by Seller.

“TI Obligation” means an obligation, if any, of a Seller, as landlord under a Lease, to pay for tenant improvements, whether such tenant improvements are to be constructed by a Tenant or by such Seller.

“Threshold Amount” has the meaning set forth in Section 9.3 hereof.

“Title Commitments” has the meaning set forth below in Section 4.1.1 hereof.

“Title Company” means National Land Tenure Company, LLC, as agent for First American Title Insurance Company.

“Title Policy” has the meaning set forth in Section 4.1.5 hereof.

“Utility Deposits” means, with respect to each Property, all deposits made by such Property’s Seller in connection with providing water, sewer, gas, electricity, telephone and other public utilities to such Property.

“Voluntary Lien” means a Lien, other than a Tenant Lien, that arises after the Effective Date of the respective Title Commitment prepared for such Property and that is created by an affirmative act or omission of any Seller or otherwise caused by any Seller.

“Work Agreements” means any agreements between a Seller and a contractor or other third party relating to the conduct of Landlord Work.

II. SALE AND PURCHASE OF PROPERTY

2.1 Purchase of Property. On the Closing Date, and subject to the terms and conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from each Seller, (i) all of such Seller’s right, title and interest in and to the Property, or Properties (including fee simple title to the Land) owned by such Seller, subject only to the Permitted Exceptions, and (ii) to the extent assignable, all of Seller’s rights, title and interest to the Permits, all at the purchase price provided in Section 2.2 hereof. Purchaser hereby acknowledges and agrees that this Agreement is for the purchase and sale of all of the Properties and that under no circumstances shall Purchaser purchase fewer than all of the Properties, except as expressly set forth in Sections 9.2 and 12.13 herein.

2.2 Purchase Price and Terms of Payment. The aggregate purchase price for all of the Properties (the “Purchase Price”) shall be Two Hundred Forty One Million Five Hundred Thousand and 00/100 Dollars ($241,500,000.00), allocated among the Properties as indicated on Exhibit “A-4”, and shall consist of and be payable as follows:

2.2.1. Earnest Money Deposit. Within two (2) Business Days of the execution and delivery of this Agreement by the parties, Purchaser shall deliver to Escrow Agent, in Good Funds, Fifteen Million Dollars ($15,000,000.00), which amount, together with all interest accrued thereon, is referred to herein as the “Earnest Money Deposit.” The Earnest Money Deposit shall be non-refundable to Purchaser except as expressly provided herein. If the Closing occurs, the Earnest Money Deposit (including interest accrued thereon) shall be applied to the Purchase Price on the Closing Date. The Earnest Money Deposit shall be allocated among the Properties (other than Glenn Dale and Culpeper) pro-rata based on such Property’s “Allocated Share” as indicated on Exhibit “A-4” (without the inclusion of Glenn Dale or Culpeper in such determination) and none of the Earnest Money Deposit shall be allocated to the Glenn Dale or Culpeper Properties.

2.2.2. Balance of Purchase Price. Not later than 3:00 p.m. Eastern Time on the Closing Date, Purchaser shall deposit with Escrow Agent, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts as are required to take into account any prorations, credits, costs or other adjustments to be made at Closing under this Agreement. The amount to be paid under this Section 2.2.2 is referred to in this Agreement as the “Closing Payment.”

2.3 Assumption of the Leases. Pursuant to the Assignment and Assumption of Leases attached hereto as Exhibit G, Purchaser shall on and as of the Closing Date, at its sole cost and expense, assume and agree to perform, fulfill and comply with all covenants and obligations which are to be performed and complied with by the Sellers as landlord under the Leases, to the extent such obligations first arise or accrue on or after the Closing Date.

2.4 Allocations of Purchase Price. The parties have agreed to allocate to each Property a percentage of the Purchase Price (referred to herein as such Property’s “Allocated Share”) indicated for such Property on Exhibit “A-4”. The portion of the Purchase Price corresponding to each Property’s Allocated Share is set forth on Exhibit “A-4” and is referred to herein as such Property’s “Allocated Amount.” The Sellers and Purchaser shall use the foregoing allocations in preparing and filing federal, state and local tax returns, and in determining the amount of any transfer or recordation taxes payable in connection with the recordation of the Deeds. The Sellers and Purchaser shall file, or cause the filing of, such form or forms with each relevant taxing authority. The Sellers and Purchaser shall timely file or cause to be filed all tax returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with such allocations and shall refrain from taking any position inconsistent with such allocations as revised from time to time with any taxing authority, unless otherwise required by applicable law.

III. ESCROW

3.1 Escrow. The parties have established or will establish an escrow (“Escrow”) with Escrow Agent by depositing with Escrow Agent the Earnest Money Deposit and having three (3) copies of the Escrow Agreement in the form attached hereto as Exhibit “B” duly executed by the Sellers, Purchaser and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held by Escrow Agent in accordance with the terms of the Escrow Agreement. In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement shall control. At Closing Purchaser, Escrow Agent and the Sellers shall prepare and execute separate escrow instructions, consistent with this Agreement, confirming the parties’ understanding with respect to the Escrow Agent’s handling of the Escrow for matters other than the Earnest Money Deposit (the “Closing Instructions”).

3.2 Deposit of Funds. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Agent into an interest bearing account for the benefit of Purchaser or Seller, as applicable in accordance with the terms of this Agreement, subject to the control of Escrow Agent in a bank or savings and loan association, or such other institution approved by Purchaser and Seller, or such other investment as may be approved by Purchaser and Seller; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and the Escrow Agreement, and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Agent in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Agent Purchaser’s Tax Identification Number.

IV. TITLE AND PROPERTY CONDITION

4.1 Title to the Real Property.

4.1.1. Acceptance of Title as of the Effective Date. Purchaser and Seller acknowledge and agree that the list of title insurance commitments and revisions thereto attached hereto as Exhibit “M” includes the latest draft of the title insurance commitments and all revisions thereto, issued by the Title Company as of the Effective Date. The title insurance commitments and revisions thereto listed on Exhibit “M” are referred to herein collectively as the “Title Commitments”. Purchaser acknowledges and agrees that it has received and reviewed a copy of each of the exceptions and other documents affecting title and disclosed in the Title Commitments. The parties acknowledge and agree that the Purchaser has received for each Property any such survey in Seller’s possession. Each of such surveys, including all revisions issued by the surveyor prior to the Effective Date, is identified on Exhibit “N” (such surveys are referred to herein as the “Surveys”). Notwithstanding anything to the contrary, Purchaser hereby acknowledges and agrees that Purchaser has no right to object to any Liens or Encumbrances disclosed in the Title Commitments or the Surveys, provided that at or prior to Closing, each Seller, with respect to its Property or Properties, shall, at its sole cost and expense, (i) pay in full and cause to be canceled all loan security documents which encumber its Property or Properties as of the date hereof, (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against its Property or Properties, (iii) Cure or pay in full any Liens against its Property or Properties arising from ongoing or anticipated work and construction performed by Seller and occurring prior to the Closing Date, including, without limitation, the ACI Permitted Work and the Additional Property Permitted Work, (iv) Cure or pay in full any monetary liens not otherwise covered in (iii) above against its Property or Properties not exceeding $1,250,000.00 in the aggregate and (v) Cure or otherwise cause the discharge of those New Matters timely objected to by Purchaser pursuant to Section 4.1.4. If Seller cannot or will not or does not Cure or otherwise cause the Title Company to remove any of the items described in clauses (i) through (iv) above (collectively “Monetary Encumbrances”), then Purchaser shall be permitted to cure such Monetary Encumbrances by instructing the Title Company to pay at Closing such portion of the Purchase Price to the holders of such Monetary Encumbrances as is necessary to remove such Monetary Encumbrances and to obtain from the holders of such Monetary Encumbrances any recordable releases required by the Title Company to remove those Monetary Encumbrances as exceptions to the Title Policy.

4.1.2. Liens Arising After the Effective Date. Each Seller, with respect to its Property or Properties, agrees to Cure, prior to or at Closing, all Voluntary Liens arising after the Effective Date.

4.1.3. Encumbrances Arising After the Effective Date. The Sellers covenant and agree not to create or subject any Property to any Encumbrance after the Effective Date, without the prior written consent of the Purchaser, which consent may be withheld in Purchaser’s sole discretion excluding, however, any easements, licenses or other privileges which are necessary for the operation of the Properties, which consent then shall not be unreasonably withheld, conditioned or delayed.

4.1.4. Title Policies.

(a) With respect to any updates to the Title Commitments or Surveys received after the Effective Date (“Updated Reports”), Purchaser shall have five (5) days after receipt of such Updated Reports to give Seller written notice (the “Title Objection Notice”) that sets forth in reasonable detail any New Matters (as defined below) reflected in the Updated Reports (any such matter or matters shall be referred to herein as “Purchaser Title Objections”); provided, however, to the extent Purchaser receives Updated Reports at any time within five (5) days of the Closing Date, Purchaser shall have one (1) Business Day after receipt of such Updated Reports to give Seller a Title Objection Notice. Seller shall have three (3) Business Days from its receipt of the Title Objection Notice, but in no case later than the Closing Date with respect to any Title Objection Notice (“Seller’s Title Election Period”) to give Purchaser written notice as to whether Seller elects to Cure the Purchaser Title Objections by the Closing Date (the “Title Objection Response”). If Seller does not give Purchaser written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to cure the Purchaser Title Objections.

(b) If Seller elects or is deemed to have elected not to Cure any one or more of the Purchaser Title Objections, Purchaser may: (a) waive Purchaser’s disapprovals with respect to any Purchaser Title Objections not removed or cured and proceed with Closing without delay or adjustment to the Purchase Price; (b) with respect only to New Matters that Seller elects or is deemed to have elected not to cure, exclude such individual Property related to the relevant Title Objection Notice (the “Excluded Property”) from the transactions contemplated under this Agreement, in which case (i) such Excluded Property shall be removed from the Properties sold at Closing hereunder, (ii) all references hereunder to such Excluded Property shall be deleted and (iii) the Purchase Price shall be reduced by the Allocated Share of such Excluded Property; or (c) terminate this Agreement upon written notice to Seller delivered on or before the earlier of (i) the day which is two (2) Business Days after Purchaser’s receipt of the Title Objection Response and (ii) the day which is two (2) Business Days after the expiration of Seller Title Election Period. In the event of a Purchaser termination in accordance with the foregoing, (i) the Earnest Money Deposit shall be returned to Purchaser within one (1) Business Day after Seller’s receipt of Purchaser’s termination notice, without the need for confirmation of Seller, and over any objection or potential objection of Seller; and (ii) the parties shall have no further obligations hereunder, except for those which expressly survive termination. In the event Purchaser does not so terminate this Agreement in accordance with the foregoing, to the extent Seller has not affirmatively elected to cure such Purchaser Title Objections, such Purchaser Title Objections shall constitute Permitted Exceptions and Purchaser shall take title to the Property subject to such matters.

(c) If Seller elects to Cure any one or more of the Purchaser Title Objections, Seller shall have until the Closing Date to complete such Cure, failing which Purchaser shall have the option, in Purchaser’s sole and absolute discretion, of either: (i) accepting the title as it then is; (ii) treating the affected Property as an Excluded Property pursuant to Section 4.1.4(b) if Seller failed to cure a Purchaser Title Objection related to a New Matter; or (iii) terminating this Agreement, in which case the Deposit shall be returned to Purchaser within one (1) Business Day after such termination, and the parties shall have no further obligations hereunder, except for those which expressly survive termination.

(d) As used in this Section 4.1.4, the term “New Matters” shall mean any exceptions to title or other matters affecting the Property disclosed by an Updated Report that (a) was not disclosed in the Preliminary Title Reports and/or Surveys received prior to the Effective Date (including any easements or other matters that are plottable but previously deemed not plottable by the surveyor), or if as to any Property, more than one Updated Report has been issued, such matter was not disclosed in any prior Updated Report, (b) are not caused by Purchaser and (c) have a material adverse effect on the value, use or operation of any Property.

4.1.5. Title Policies.

(a) If the Closing occurs, (i) the Title Company shall issue for each Property an ALTA 2006 extended coverage Owner’s Title Insurance Policy (or if not available, the local equivalent) (each, a “Title Policy”), insuring that Purchaser is vested with the fee simple estate for such Property, with the initial amount of insurance for such Title Policy equal to the Allocated Amount for such Property, and taking exception only for Permitted Exceptions. Purchaser and Seller shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of a Title Policy.

(b) Purchaser shall have the right, at Purchaser’s sole cost and expense, to request from the Title Company such endorsements to the Title Policies and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend or delay Closing. Purchaser shall be solely responsible for negotiating with the Title Company with respect to the Title Policy and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any.

4.2 Inspection.

4.2.1. Prior to the date hereof, each of the Sellers made available to Purchaser certain information, documents, agreements and reports in each Seller’s possession or control relating to the Properties (collectively, the “Due Diligence Materials”) without representation or warranty of any kind or nature, whether express or implied. Notwithstanding such prior inspections, the Sellers shall cooperate and provide Purchaser and its agents, representatives, employees and/or contractors with reasonable and continuing access to the Real Property included in each Property upon at least 24 hours advance notice (which notice may be by email transmission) to the Sellers for the purpose of Purchaser’s continued inspections, which may include, but not be limited to, appraisals, tenant interviews, interviews of government officials, engineering studies, soil tests, environmental studies and underwriting analyses, as Purchaser deems necessary or advisable. Purchaser shall have the right to conduct a Phase I environmental site assessment at each of the Properties, and, if recommended by such Phase I and approved by Seller, which approval shall not be unreasonably withheld, conditioned or delayed, a Phase II environmental site assessment at the applicable Properties (including invasive testing). Each Seller shall have the right to have a representative of such Seller present during all inspections or examinations of such Seller’s Real Property by Purchaser.

4.2.2. Prior to any entry by Purchaser or any of Purchaser’s designees onto any Property, Purchaser shall: (i) if Purchaser does not then have such a policy in force, procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to the Sellers, covering all of Purchaser’s activities at such Property, with a single limit of liability (per occurrence and aggregate) of not less than $2,000,000.00; and (ii) deliver to Sellers a certificate of insurance, evidencing that such insurance is in force and effect, and evidencing that the Seller that owns such Property has been named as an additional insured thereunder with respect to any of Purchaser’s activities. Such insurance shall be written on an “occurrence” basis, and shall be maintained in force until the earlier of (x) the termination of this Agreement and the conclusion of all of Purchaser’s activities, or (y) the Closing Date.

4.2.3. Purchaser, at all times, will conduct all inspections and reviews in compliance with all Legal Requirements, and in a manner so as to not cause damage, loss, cost or expense to any Seller, any Property or Tenants of any Property, and without unreasonably interfering with or disturbing any Tenants or employees at the Properties. Prior to Closing, the results of or any other information acquired pursuant to Purchaser’s inspections shall be subject to the terms and conditions of Section 12.17 below. Purchaser will promptly restore any damage to any Property caused by Purchaser’s inspection to its condition immediately preceding such inspections and examinations and will keep the Properties free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and examinations. Purchaser shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller harmless from and against any and all liability, loss, cost, damage, or expense (including, without limitation, reasonable attorney’s fees and costs) that Seller may sustain or incur by reason of or in connection with any tests made by Purchaser or Purchaser’s agents or contractors relating to or in connection with any Property, or entries by Purchaser or its agents or contractors onto any Property, provided, however, in no event shall the indemnity in this Section 4.2.3 include any liability to Purchaser relating to pre-existing conditions at the Properties disclosed and/or discovered by Purchaser’s investigations or inspections.

4.2.4. At Closing, Seller shall deliver notices of termination of all Contracts and Seller shall be responsible for all costs and expenses of such terminated Contracts from Closing Date until the termination of such Contracts.

4.2.5. The cost of the inspections and tests undertaken pursuant to this Section 4.2 shall be borne solely by Purchaser.

4.2.6. Purchaser covenants and agrees that, until the Closing, all information and materials disclosed and/or delivered to it by the Sellers, or Sellers’ agents, employees and representatives (including without limitation, the Due Diligence Materials), are confidential and proprietary information, and that Purchaser shall hold the same in accordance with the terms and conditions of Section 12.17 below. Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall promptly return to the Sellers or destroy (and confirm in a notice to Sellers that Purchaser has returned or destroyed) all Due Diligence Materials provided by Seller to Purchaser, and all copies thereof, together with copies of any final Phase I environmental reports or property condition reports obtained by Purchaser with respect to any of the Properties that do not include information confidential or proprietary to Purchaser, provided that Seller has paid to Purchaser the actual third party costs associated with such reports.

4.2.7. Except as expressly provided herein or in any Closing Documents, none of the Sellers makes any representations or warranties as to the truth, accuracy or completeness of any materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of any of the Properties. Except for Purchaser’s reliance on any representation and warranties expressly provided herein or in any Closing Documents, it is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Properties, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of each Property and not on any materials supplied by the Sellers. Except for Purchaser’s reliance on any representation and warranties expressly provided herein or in any Closing Documents with respect to any such materials, Purchaser expressly disclaims any intent to rely on any such materials provided to it by the Sellers in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

4.2.8. The obligations of Purchaser under this Section 4.2 (including its indemnification obligations) shall survive Closing or the termination of this Agreement indefinitely.

4.3 Condition of the Property.

(a) BY ENTERING INTO THIS AGREEMENT, PURCHASER REPRESENTS AND WARRANTS THAT IT HAS PERFORMED OR WILL PERFORM PRIOR TO CLOSING (AND PURCHASER REPRESENTS AND WARRANTS TO THE SELLERS THAT PURCHASER IS CAPABLE OF PERFORMING) AN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF EACH OF THE PROPERTIES. PRIOR TO THE CLOSING DATE, PURCHASER WILL HAVE CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER DETERMINES TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF EACH OF THE PROPERTIES AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND PURCHASER HAS DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT EACH OF THE PROPERTIES IS ACCEPTABLE TO PURCHASER.

(b) PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY AND ITS OPERATIONS, IS A SOPHISTICATED REAL ESTATE INVESTOR AND THAT PURCHASER WILL ACQUIRE EACH OF THE PROPERTIES IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION AND THE SELLERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED HEREIN OR IN ANY CLOSING DOCUMENTS.

(c) EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT NONE OF THE SELLERS MAKES AND HAS NOT MADE AT ANY TIME ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF ANY PROPERTY AND THAT THE SELLERS CONVEY ALL OF THE PROPERTIES TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT NONE OF THE SELLERS MAKES ANY REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF ANY OF THE PROPERTIES FOR ANY PURPOSE INCLUDING, WITHOUT LIMITATION, AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC MATERIALS OR SUBSTANCES, ABSENCE OF FAULTS, FLOODING OR COMPLIANCE WITH LAWS AND REGULATIONS.

(d) PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE PROPERTIES AND THE REPRESENTATIONS AND WARRANTIES BY SELLER SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY ANY APPLICABLE HEALTH AND SAFETY CODE, OR BY ANY OTHER PROVISION OF APPLICABLE LAW, RULE OR REGULATION, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY THE SELLERS OF FLOOD, FIRE, MOLD, SEISMIC HAZARDS, LEAD PAINT, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF ANY OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT WILL CONDUCT ITS OWN INSPECTIONS AND REVIEWS WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES THE SELLERS FROM LIABILITY IN CONNECTION WITH ANY SUCH MATTERS THAT ARE NOT THE SUBJECT OF ANY OF THE SELLERS’ REPRESENTATIONS AND WARRANTIES.

(e) PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT MATTERS SET FORTH IN THE DUE DILIGENCE MATERIALS ARE OTHERWISE SPECIFICALLY RECITED IN SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS, ALTHOUGH THE SELLERS HAVE PROVIDED THE DUE DILIGENCE MATERIALS TO PURCHASER, NONE OF THE SELLERS HAS VERIFIED THE ACCURACY OR COMPLETENESS THEREOF AND NONE OF THE SELLERS MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH MATERIALS. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN ANY CLOSING DOCUMENTS, NONE OF THE SELLERS MAKES ANY REPRESENTATION OR WARRANTY REGARDING THE COMPLETENESS OR ACCURACY, AS OF ANY DATE, OF THE TITLE COMMITMENTS, THE SURVEYS OR THE ENVIRONMENTAL REPORTS, PURCHASER HEREBY ACKNOWLEDGING AND ASSUMING THE RISK OF ANY ERRORS OR OMISSIONS IN THE TITLE COMMITMENTS, THE SURVEYS OR THE ENVIRONMENTAL REPORTS, ALL OF WHICH HAVE BEEN ORDERED BY THE SELLERS AND DELIVERED TO THE PURCHASER SOLELY AS A CONVENIENCE TO THE PURCHASER. PURCHASER ACKNOWLEDGES THAT NONE OF THE PARTIES WHO PREPARED THE SURVEYS, THE TITLE COMMITMENTS OR THE ENVIRONMENTAL REPORTS IS AFFILIATED WITH ANY OF THE SELLERS.

(f) FURTHERMORE, PURCHASER ACKNOWLEDGES THAT NONE OF THE SELLERS MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE PRESENCE OR INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN ANY OF THE REAL PROPERTY. PURCHASER HAS, PRIOR TO THE EFFECTIVE DATE, CONDUCTED ITS OWN INVESTIGATIONS TO DETERMINE IF ANY OF THE REAL PROPERTY CONTAINS ANY HAZARDOUS MATERIALS OR OTHER WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION THAT VIOLATES ANY LAW, REGULATION, PERMIT OR ORDER OF ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL AUTHORITY OR REQUIRES REPORTING TO OR APPROVAL FROM ANY GOVERNMENTAL AUTHORITY.

(g) PURCHASER ALSO ACKNOWLEDGES THAT THE REAL PROPERTY MAY OR MAY NOT CONTAIN ASBESTOS AND, IF THE REAL PROPERTY CONTAINS ASBESTOS, THAT PURCHASER MAY BE REQUIRED TO MANAGE SUCH ASBESTOS IN ACCORDANCE WITH APPLICABLE LAW, INCLUDING WITHOUT LIMITATION, COMPLYING WITH ANY LEGAL REQUIREMENT TO REMEDIATE SUCH ASBESTOS.

PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, SUBJECT TO THE TERMS OF THIS AGREEMENT, HEREBY RELEASES AND FOREVER DISCHARGES EACH OF THE SELLERS, AND THE SELLERS’ PAST, PRESENT AND FUTURE MEMBERS, PARTNERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST, FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF ANY OF THE PROPERTIES AND, WITH RESPECT TO ANY HAZARDOUS MATERIALS, OPERATIONS AT THE PROPERTIES, ANY ENVIRONMENTAL DAMAGES OR ANY ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF ANY OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS, PREVENTION OF POLLUTION OR PROTECTION OF HUMAN HEALTH AND THE ENVIRONMENT (PROVIDED THAT NOTHING HEREIN SHALL ABRIDGE ANY RIGHT OF PURCHASER TO ASSERT A DEFENSE IN A TORT CLAIM MADE BY A THIRD PARTY AGAINST PURCHASER TO THE EFFECT THAT PURCHASER DID NOT OWN THE PROPERTY PRIOR TO CLOSING). WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS.

PURCHASER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING OR ARISING FROM, OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF, THE PROPERTY FROM AND AFTER THE CLOSING.

BY INITIALING THIS CLAUSE BELOW, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

/s/ WJS
PURCHASER’S INITIALS

(h) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about or beneath any Real Property or migrating to or from any Real Property, or the existence of a violation of Environmental Requirements pertaining to any Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of such Real Property.

(i) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to Hazardous Materials, prevention of pollution or protection of human health and the environment.

(j) “Hazardous Materials” means any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; or (iv) without limitation which contains polychlorinated biphenyls (PCBs), petroleum products, asbestos or urea formaldehyde.

The provisions of this Section 4.3 shall survive Closing indefinitely and the recordation of the deeds and shall not be deemed merged into the deeds upon the recordation.

V. CLOSING

5.1 Closing Date. The “Closing Date” for purposes of this Agreement shall be June 18, 2013, subject to the Sellers’ and Purchaser’s rights to extend the Closing Date as set forth in Sections 9.2, and 12.13 herein.

5.2 Action Prior to the Closing Date by the Sellers. The Sellers agree that, provided Purchaser has complied with its obligations under Section 5.3 hereof, on or before 3:00 p.m. Eastern Time on the Closing Date, the Sellers will deposit with Escrow Agent (unless otherwise noted) the following items and instruments (executed and acknowledged, if appropriate):

5.2.1. The following deeds, each properly executed and acknowledged by a Seller before a Notary Public in the manner provided under the laws of the state in which such Seller’s Property is located, evidencing the sale and transfer to Purchaser of the Real Property and the Improvements comprising such Property (collectively, the “Deeds”), subject to those Permitted Exceptions applicable to such Property: (a) for each Property located in Maryland, a special warranty deed in the form attached hereto as Exhibit “D-1”, prepared and executed by the Seller that owns such Property; and (b) for each Property located in Virginia, a special warranty deed in the form attached hereto as Exhibit “D-2”, prepared and executed by the Seller that owns such Property;

5.2.2. For each Property, two (2) duplicate originals of a Bill of Sale, in the form and content attached hereto as Exhibit “E”, prepared and executed by the Seller that owns such Property, assigning, conveying and transferring to Purchaser the Personal Property owned by such Seller without representation or warranty except as may be expressly set forth therein (“Bill of Sale”);

5.2.3. For each Property, two (2) duplicate originals of an Assignment of Intangible Property, in the form and content attached hereto as Exhibit “F”, prepared and executed by the Seller that owns such Property, assigning and conveying to Purchaser, at no cost or expense to the Sellers, and without representation or warranty except as expressly set forth herein, all of such Seller’s right, title and interest in the Intangible Property (“Assignment of Intangibles”);

5.2.4. For each Property, two (2) duplicate originals of an Assignment and Assumption of Leases, in the form and content attached hereto as Exhibit “G”, prepared and executed by the Seller that owns such Property, assigning and conveying to Purchaser, without representation or warranty except as expressly set forth herein, all of such Seller’s right, title and interest under the Leases (including any cash Security Deposits thereunder) (“Assignment of Leases”);

5.2.5. For each Seller, a non-foreign affidavit signed by such Seller, in the form attached hereto as Exhibit “H” (“Non-Foreign Affidavits”) and any state tax withholding affidavits as applicable;

5.2.6. All transfer tax and other tax returns, if any, which any Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, if and to the extent the same are available as of the Closing Date;

5.2.7. Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement, including an assignment of Seller’s rights to any Owner’s Association Documents;

5.2.8. For each Property, an original owner’s affidavit, in substantially the form and content attached hereto as Exhibit “K”, prepared and executed by the Seller that owns such Property (“Owner’s Affidavit”);

5.2.9. All of the plans (including “as built” plans), drawings, blueprints and specifications relating to the Properties where available, which are in any Sellers’ possession or control, other than any plans, drawings, blueprints or specifications that constitute Excluded Documents (which may be made available at such Property or Properties);

5.2.10. All written warranties in possession or control of each Seller, if any, of manufacturers, suppliers and contractors in effect on the Closing Date (which may be made available at such Property or Properties);

5.2.11. All keys to each Property in the possession or control of such Property’s Seller (which may be made available at such Property or Properties);

5.2.12. All Letters of Credit pursuant to Section 5.5.3 of this Agreement;

5.2.13. (a) A closing statement prepared by the Escrow Agent, reasonably approved by the Sellers and the Purchaser and executed by each Seller setting forth, among other things, all prorations, credits, costs or other adjustments to be made at Closing under this Agreement with respect to such Seller’s Property (or each of such Seller’s Properties) individually (an “Individual Closing Statement”), and (b) a closing statement (the “Consolidated Closing Statement”) prepared by the Escrow Agent and reasonably approved by the Sellers and Purchaser setting forth, among other things, the consolidated prorations, credits, costs or other adjustments reflected in each of the Individual Closing Statements and, in addition, all other payments to and from Escrow in connection with the purchase and sale of the Properties;

5.2.14. Other documents consistent with the express provisions of this Agreement and reasonably required by the Title Company (including without limitation, GAP coverage affidavits and evidence reasonably satisfactory to the Title Company that all necessary authorizations of the transaction contemplated hereby have been obtained by the Sellers), each in form and substance reasonably acceptable to the Sellers;

5.2.15. For each Property, a notice to the Tenants of such Property, in the form and content attached hereto as Exhibit “I”, prepared and executed by the Seller that owns such Property (collectively, the “Notices to Tenants”);

5.2.16. A certificate executed by each Seller certifying that such Seller’s representations and warranties contained herein remain true and accurate in all material respects as of the Closing Date; and

5.2.17. Evidence of the termination of all Contracts affecting the Properties (including without limitation, leasing commission agreements and property management agreements).

5.3 Action Prior to the Closing Date by Purchaser. Purchaser agrees that, provided Seller has complied with its obligations under Section 5.2 hereof, on or before 3:00 p.m. Eastern Time on the Closing Date, Purchaser will deposit with Escrow Agent the Closing Payment and, in addition, the following items and instruments (executed and acknowledged, if appropriate):

5.3.1. To the extent that applicable law requires that the Deeds, transfer tax, disclosures or reports or other tax forms, or recording forms be executed by the grantee, such instruments, executed by Purchaser and acknowledged in the presence of a Notary Public in accordance with the laws of the state in which the applicable Property is located;

5.3.2. For each Property, two (2) fully executed duplicate originals of the applicable Assignment of Leases, executed by Purchaser;

5.3.3. An executed counterpart of the Consolidated Closing Statement and each Individual Closing Statement;

5.3.4. For each Property, two (2) fully executed duplicate originals of the applicable Assignment of Intangibles, executed by Purchaser;

5.3.5. For each Property, two (2) fully executed duplicate originals of the applicable Bill of Sale, executed by Purchaser;

5.3.6. Such other funds, instruments or documents as may be reasonably necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement;

5.3.7. Other documents consistent with the express provisions of this Agreement and reasonably required by the Title Company (including without limitation, evidence reasonably satisfactory to the Title Company that all necessary authorizations of the transaction contemplated hereby have been obtained by the Purchaser), each in form and substance reasonably acceptable to the Purchaser; and

5.3.8. A certificate executed by Purchaser certifying that such Purchaser’s representations and warranties contained herein remain true and accurate in all material respects as of the Closing Date.

5.4 Recording of Deeds. Subject to Section 8.3 below, Escrow Agent will cause the Deeds to be dated as of the Closing Date and recorded in the Official Records, and all other conveyance documents deposited with Escrow Agent to be dated as of the Closing Date, when (but in no event after the Closing Date) Escrow Agent (i) is prepared to issue the Title Policies to be issued to Purchaser as contemplated in this Agreement, and (ii) holds for the account of the Sellers and Purchaser all items, documents and funds (if any) to be delivered to the Sellers and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to the Sellers or Purchaser pursuant to the provisions of this Agreement.

5.5 Prorations.

5.5.1. Taxes. With respect to each Property, all non-delinquent real estate and personal property general and special taxes and assessments (collectively, “Taxes”) for such Property for the current assessment year of the applicable taxing authority in which the Closing Date occurs shall be prorated as of the Closing Date. If the exact amount of Taxes is not known at Closing, the proration will be based on an amount equal to the prior assessment year’s Taxes and shall be adjusted once actual figures become available after Closing, as part of the Final Closing Adjustment. It is understood that any supplemental property tax bill issued as a result of the sale of any Property pursuant to the provisions of this Agreement for any period following the Closing shall be borne by Purchaser and any supplemental property tax bill issued for any period prior to the Closing shall be borne by Seller. Notwithstanding anything to the contrary in this Agreement, any and all refunds, credits, claims or rights to appeal respecting the amount of any Taxes for any period shall belong to Purchaser, except that Seller shall retain all right, title and interest in and to any such refunds given with respect to the tax appeals refund applications set forth on Schedule 5.5.1 attached hereto to the extent applicable to periods prior to Closing, unless Seller has received a credit for such amounts. If prior to the Closing Date, Seller has applied for a refund or has appealed the valuation of a Property relating to Taxes due and payable in the year in which Closing occurs, then Seller and Purchaser shall prorate any refund applicable to such period as provided in this Section 5.5.1. Each Seller is responsible for all taxes due and payable for its Property prior to the Closing Date. Each Seller shall have the right to continue and control any contest of any taxes or assessments for its Property or Properties due and payable during all tax years prior to the tax year in which Closing occurs; provided that to the extent such actions impact taxes for the tax year in which Closing occurs or any future years, Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall have the right to control any contest of any taxes or assessments for the Properties due and payable during the current tax year in which Closing occurs, if any. Purchaser shall have the right to control any contest of any taxes or assessments for the Properties due and payable for all tax years thereafter. Seller and Purchaser shall each reasonably cooperate with the other in connection with such contests. With respect to each Property, Seller and Purchaser shall be responsible for, and shall each pay fifty percent (50%) of all sales, use and other transfer taxes imposed in connection with the sale and transfer of the Personal Property and the Intangible Property.

5.5.2. Utility Service. To the extent commercially reasonable and practicable, the Sellers and Purchaser shall obtain billings and meter readings as of the Business Day preceding the Closing Date to aid in the proration of charges for gas, electricity and other utility services which are not the direct responsibility of Tenants. If such billings or meter readings as of the Business Day preceding the Closing Date are obtained, adjustments for any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings. If such billings or meter readings as of the Business Day preceding the Closing Date are not available for a utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued and shall be further adjusted at the Final Closing Adjustment on the basis of the actual bills for the period in which the Closing takes place. Each Property’s Seller shall receive a credit at Closing for the Utility Deposits, if any, that are transferred or made available to Purchaser and that are held by applicable utility companies for the account of such Seller in respect of services provided to such Seller’s Property or Properties. Purchaser shall arrange for placing all utility services and bills in its own name as of the Closing Date.

5.5.3. Security Deposits. Purchaser shall be credited with and the Sellers shall be charged with an amount equal to all cash Security Deposits being held by all Sellers or Sellers’ managing agent under the Leases. The Sellers shall be entitled to retain all Security Deposits for which Purchaser receives credit and the Sellers are charged pursuant to this Section 5.5.3. Each Seller, at its sole cost and expense, shall cause the issuer of any letters of credit or other instruments held by such Seller in lieu of a cash Security Deposit (the “Letters of Credit”) to transfer such Letters of Credit to the Purchaser at Closing. If any of the Letters of Credit are not transferable, Seller shall request the Tenants obligated under such Letters of Credit to cause new letters of credit to be issued in favor of Purchaser by Closing and Seller shall take all reasonable action, as directed by Purchaser and at Seller’s expense, in connection with the presentment of such letters of Credit for payment as permitted under the terms of the applicable Lease.

5.5.4. Miscellaneous Permits and Taxes. Except as covered by the terms of Section 5.5.1 above, with respect to each Property, all water and sewer charges, taxes (other than ad valorem property taxes), including license taxes or fees for licenses which are assignable or transferable without added cost and have a value which will survive Closing, and any unpaid taxes payable in arrears, shall be prorated as of the Closing Date. Each Property’s Seller will be credited for that portion of taxes and fees paid by such Seller allocable to the period after the Closing Date.

5.5.5. Leasing Commissions and Tenant Improvements.

(a) Each Seller shall pay prior to the Closing Date, or shall give Purchaser a credit at Closing, for Leasing Commissions and TI Obligations to which such Seller has committed under the terms of a Lease or a Lease modification, extension or renewal; provided however, Purchaser shall not be entitled to a credit and Seller shall not be obligated to pay any Leasing Commissions, TI Obligations, free rent and other concessions (all of the foregoing, collectively, “Lease Expenses”) due in connection with a Lease or a Lease modification, extension or renewal that was executed on or after the Effective Date and approved or deemed approved by Purchaser.

(b) Purchaser shall pay for Lease Expenses with respect to any Lease or Lease modification, extension or renewal entered into on or after the Effective Date and approved or deemed approved by Purchaser.

(c) Purchaser shall reimburse the Sellers at Closing for any payments made prior to Closing by any Seller toward Lease Expenses that Purchaser is obligated to pay under this Section 5.5.5.

(d)

5.5.6. Other Income. With respect to each Property, all income not specifically addressed in this Section 5.5 and derived by such Property’s Seller from such Property, to the extent such income accrues before the Closing Date, shall be paid to such Seller. All income not specifically addressed in this Section 5.5 and derived by such Seller from such Property accruing or relating to the period on and after the Closing Date shall be paid to Purchaser. Notwithstanding the foregoing, if any Tenant under a Lease exercises a termination right pursuant to the terms of its Lease after the Effective Date and prior to Closing, any termination fee paid by such Tenant in connection with the exercise of such termination right, shall be credited to Purchaser.

5.5.7. Other Expenses. With respect to each Property, all expenses and obligations not otherwise specified in this Section 5.5, incurred in the ownership or operation of such Property and constituting an assumed liability or arising under any agreement or other matter included in the Property to be conveyed hereunder shall be prorated between such Property’s Seller and Purchaser as of the Closing Date.

5.5.8. Rent. Rent shall be prorated at the Closing in accordance with the following provisions:

(a) Basic Rent. Subject to Section 5.5.8(c), Basic Rent shall be prorated between each Seller and Purchaser as of the Closing Date based on the actual number of days in the month during which the Closing Date occurs. Each Seller shall be entitled to all Basic Rent which accrues before the Closing Date and Purchaser shall be entitled to all Basic Rent which accrues on and after the Closing Date.

(b) Additional Rent. Subject to Section 5.5.8(c), monthly or other payments made by Tenants in advance based upon projected or estimated Additional Rent shall be prorated between each Seller and Purchaser as of the Closing Date based on the actual Additional Rent collected as of the Closing and the actual number of days in the monthly or other period for which the advance payment is made. Such proration shall be made separately for each Tenant which is obligated to pay Additional Rent on the basis of the fiscal year set forth in the Tenant’s Lease for the determination and payment of Additional Rent. Each payment of Additional Rent that is prorated pursuant to this Section 5.5.8(b), and the applicable Tenant’s payments of Additional Rent made prior to or after such prorated payment for the same calendar year or other fiscal period during which a year-end reconciliation of Additional Rent is required by the applicable Lease, shall be adjusted as part of the Final Closing Adjustment as provided below in Section 5.5.9.

(c) Delinquent Rent. Delinquent Rent (including delinquent Additional Rent) shall not be prorated at Closing and shall be paid by Purchaser to the applicable Seller if, as and when actually collected by Purchaser after the Closing, it being understood and agreed that Purchaser shall cooperate with Seller after the Closing Date to collect any Delinquent Rent without any obligation to engage a collection agency, sue any Tenants or exercise any legal remedies under the applicable Lease or incur any expense over and above its own regular collection expenses. Rent (including Additional Rent) collected after the Closing Date from any Tenant who owes Delinquent Rent or Additional Rent pursuant to a reconciliation shall be applied (i) first, to the month in which the Closing occurs, (ii) second, to any Rent due to Purchaser for the period after the Closing Date and (iii) finally to Delinquent Rent. Non-delinquent rent for the period after Closing collected by Seller shall be promptly remitted to Purchaser.

5.5.9. Final Closing Adjustment. No later than June 1, 2014, the Sellers and Purchaser shall make a final adjustment to the prorations made pursuant to this Section 5 (the “Final Closing Adjustment”). The Final Closing Adjustment shall be made in the following manner:

(a) General. All adjustments or prorations which could not be determined at the Closing because of the lack of actual statements, bills or invoices for the current period, the year-end reconciliation of Additional Rent, or any other reason, shall be made as a part of the Final Closing Adjustment. Any net adjustment in favor of Purchaser shall be paid in cash by the Sellers to Purchaser no later than thirty (30) days after the Final Closing Adjustment. Any net adjustment in favor of the Sellers shall be paid in cash by Purchaser to the Sellers no later than thirty (30) days after the Final Closing Adjustment. Without limiting the foregoing, the parties shall correct any manifest error in the prorations and adjustments made at Closing promptly after such error is discovered.

(b) Additional Rent Adjustment. Each Seller and Purchaser shall prorate the actual amount of Additional Rent paid by each Tenant at such Seller’s Property for such Tenant’s applicable fiscal year (“Tenant’s Fiscal Year”) as follows:

(i) Within ninety (90) days after Closing, Seller shall prepare and deliver to Purchaser a final reconciliation of Additional Rent under the Leases for the periods prior to Closing (the “Seller’s Additional Rent Adjustment”). Notwithstanding the foregoing, if any Lease expires or is otherwise terminated within ninety (90) days after Closing, Seller shall use commercially reasonable efforts to prepare and deliver to Purchaser , within thirty (30) days of the expiration or earlier termination of such Lease, a final reconciliation of Additional Rent under such Lease for the periods prior to Closing; provided with respect to any such termination, Seller has received written notice thereof from Purchaser. Purchaser will be responsible for crediting or billing the applicable Seller’s Additional Rent Adjustment during Purchaser’s ordinary course reconciliation process for a Tenant’s applicable Tenant Fiscal Year (or, if completed upon the expiration of a Tenant’s Lease, then in connection with such final reconciliation).

(ii) If Purchaser receives any sums due from Tenant for Seller’s Additional Rent Adjustment, then Purchaser shall apply such sums, when received, in accordance with the terms of Section 5.5.8(c). If, in turn, any sums are due to Tenant for Seller’s reconciliation period, then Seller shall pay such sums to Purchaser within fifteen (15) days of demand therefor after notifying Tenant of such sum and Purchaser shall remit such funds directly to the Tenant (or apply such amount against any Delinquent Rent then outstanding).

(c) No Further Adjustments. The Final Closing Adjustment shall be conclusive and binding upon the Sellers and Purchaser, and the Sellers and Purchaser hereby waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this Section 5.

5.5.10. General Provisions. Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by the Sellers and Purchaser. In the event any prorations or apportionments made under this Section 5.5 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same in accordance with the remaining terms of this Section 5.5.10. For proration purposes, the day that falls on the Closing Date shall be charged to Purchaser.

5.5.11. Survival. The provisions of this Section 5.5 shall survive Closing indefinitely.

5.6 Closing Costs. With respect to each Property, Purchaser shall bear the cost of (i) the title searches and preparation of the Title Commitments prepared by the Title Company, and the premium for the Title Policy and any and all endorsements to the Title Policy requested by Purchaser or its lender; (ii) the cost to update any survey for any Property; (iii) one-half (1/2) of the transfer and recordation taxes for each Property located in Maryland; (v) the grantee’s taxes payable for each Property located in Virginia pursuant to Virginia Code Sections 58.01-801 and 58.01-814; (vi) all de minimis recording fees for the Deeds; (vii) one-half (1/2) of all escrow and closing fees relating to the sale of such Property; (viii) all escrow and closing fees relating to Purchaser’s financing; (ix) any mortgage taxes or recording fees for any mortgages securing Purchaser’s financing; and (x) the fees and charges of third parties engaged by Purchaser in connection with any environmental reports obtained in connection with its review of the Property. With respect to each Property, such Property’s Seller shall bear the cost of (i) any commission due to Broker (as defined in Article X); (ii) one-half (1/2) of the documentary transfer taxes for each Property located in Maryland; (iii) the grantor tax and, if applicable, the congestion relief tax, for each Property located in Virginia; and (iv) and one-half (1/2) of all escrow and closing fees relating to the sale of such Property (but not in connection with any financing by Purchaser, which shall be paid solely by Purchaser). Each party shall pay its own attorneys’ fees pertaining to the sale of the Properties. All other costs pertaining to the sale of each Property shall be allocated as is customary for real estate transactions where such Property is located. The parties agree to cooperate in all reasonable respects to minimize all such costs, premiums, taxes, and fees.

5.7 Distribution of Funds and Documents Following Closing. The conditions to the closing of Escrow shall be Escrow Agent’s receipt of funds and documents described in Sections 5.2 and 5.3 above, and written authorization from the Sellers and Purchaser to proceed with the Closing in accordance with the Closing Instructions. Upon satisfaction of the above conditions, Escrow Agent shall distribute the documents described in Sections 5.2 and 5.3 above in accordance with the Closing Instructions and shall take all other actions authorized by the Escrow Agreement upon closing.

5.8 Possession. Purchaser shall be entitled to sole possession of each Property on the Closing Date, subject to the Permitted Exceptions.

5.9 Signage. Promptly after the Closing, Purchaser will “banner” or otherwise temporarily mask the portion of all signage located at the Properties containing the FP Names, failing which upon five (5) days prior written notice, Seller may do so at Purchaser’s sole cost and expense. Within sixty (60) days after the Closing, Purchaser will cause the portion of all signage containing the FP Names at the Properties to be removed, failing which Seller may remove such portion of the signage at Purchaser’s sole cost and expense upon five (5) days prior written notice. The provisions of this Section 5.9 shall survive Closing indefinitely.

VI. ADDITIONAL COVENANTS

6.1 Seller Covenants. Each Seller (but solely for itself and its own Property or Properties, and not for any other Seller or any other Seller’s Property) covenants to Purchaser as follows with respect to its Property or each of its Properties:

6.1.1. Continued Care and Maintenance. Prior to Closing, such Seller agrees: (i) to continue its care, maintenance and operation of its Property on substantially the same standards as employed by such Seller to date; (ii) not to make any alterations or changes to any of such Seller’s Property, other than ordinary and necessary maintenance and repairs, without Purchaser’s prior approval, which approval may be withheld in Purchaser’s sole discretion (provided, however, such Seller may make any alterations or changes to the Property that are required by any Lease or by applicable law without Purchaser’s prior approval, so long as Seller delivers written notice to Purchaser prior to such alteration); and (iii) to maintain in effect all policies of casualty and liability insurance or similar policies of insurance, with no less than the limits of coverage now carried with respect to such Seller’s Property. Nothing contained herein shall prevent such Seller from acting to prevent loss of life, personal injury or property damage in emergency situations, or prevent such Seller from performing any act with respect to such Seller’s Property which may be required by any Lease, applicable law, rule or governmental regulations, provided that such Seller shall notify Purchaser of any emergency situations as soon as reasonably possible thereafter.

6.1.2. Leasing of the Property. From and after the Effective Date, Seller shall not (a) enter into any new Leases for the Property, (b) amend, renew, extend, accept the surrender of or otherwise modify any existing Leases for the Property, or (c) consent to any sublease or assignment under any Lease, in each case, without the prior written approval of Purchaser, which may be given or withheld in Purchaser’s sole and absolute direction. Seller shall give notice to Purchaser of its request to enter into a new Lease (or any modifications, amendments, supplements and/or terminations), which notice shall include the amount of space involved, the length of the lease term, the proposed financial terms thereof (including any rent abatement periods or other concessions), the amount of any Leasing Commission, any TI Obligations, and a copy of the form of Lease, Lease amendment or other document to be executed. Further, after the Effective Date, Seller shall promptly notify Purchaser of any material correspondence received from or sent to Tenants regarding the Leases. Purchaser shall have ten (10) days after receipt of such notice to notify such Seller of its objections, if any, to any such proposed Lease amendment, modification, supplement, termination or extension or renewal of any existing Lease or sublease or assignment. Purchaser’s failure to object to a proposed Lease or the modification, termination, extension or renewal of any existing Lease within the ten (10)-day period described above shall be deemed an approval by Purchaser. Notwithstanding the foregoing Purchaser’s consent shall not be required for new Leases and renewals or extensions of existing Leases evidencing or reflecting the exercise by Tenants of any rights or options under existing Leases. Nothing in this Agreement shall be interpreted to require any Seller to lease any additional space in its Property as a condition to the sale of such Property, and none of the Sellers shall have any obligation to enter into or to seek any Leases for its Property prior to the Closing Date.

6.1.3. Tenant Estoppel Certificates. Prior to Closing, each Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser from the Tenant under each Lease of such Seller’s Property an estoppel certificate in substantially the form attached hereto as Exhibit “O-1” or, if any Lease requires a different form, in the form required by such Lease, all dated no more than thirty (30) days prior to the Closing Date (each, a “Tenant Estoppel Certificate”). None of the Sellers shall be in default for failure to obtain any Tenant Estoppel Certificates, although for the avoidance of doubt the failure by the Sellers to deliver the Tenant Estoppel Certificates as contemplated by Section 8.2.4 shall be a failure of a condition to Purchaser’s obligation to close the transactions contemplated by this Agreement. Prior to the date on which Seller intends to distribute the Tenant Estoppels to the Tenants for their completion and execution, Seller shall deliver the draft Tenant Estoppels to Purchaser (i) for Purchaser’s review and, (ii) as relates to the factual information included in such draft Tenant Estoppels or to the extent the draft Tenant Estoppels are not substantially in the form attached hereto as Exhibit “O-1” , for Purchaser’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser shall either give such approval or provide comments to such draft Tenant Estoppels within two (2) Business Days of receipt thereof. If any of the Properties includes a Lease under which the Tenant is the GSA, such Property’s Seller shall use commercially reasonable efforts to obtain a novation agreement with respect to such Lease before Closing and, if such novation agreement is not obtained as of the Closing, such Seller shall continue to use commercially reasonable efforts to obtain such novation agreement as soon as is practicable after Closing. With respect to any such Lease to a GSA Tenant, the term “Tenant Estoppel Certificate” as used herein shall mean a statement of lease in form reasonably satisfactory to the GSA Tenant thereunder. The provisions of this Section 6.1.3 pertaining to novation agreements shall expressly survive the Closing.

6.1.4. Subordination and Attornment Agreements. If Purchaser’s lender requests that a Tenant agree in writing to subordinate its Lease to a mortgage lien securing Purchaser’s acquisition financing, or to attorn to such lender or its designee or successor in title in connection with the exercise of such lender’s remedies under its acquisition financing lien, then the Seller whose Property is subject to the applicable Lease shall do the following, in each case only upon written request by the Purchaser: (a) such Seller shall request in writing that the applicable Tenant execute a subordination and/or attornment agreement in favor of the Purchaser’s lender, in a form provided by Purchaser’s lender or as set forth in such Tenant’s lease; (b) such Seller shall follow up with the applicable Tenant in writing to determine whether such Tenant will comply with the request made in the foregoing clause (a); and (c) such Seller shall take reasonable steps requested by Purchaser to enforce the obligations of such Tenant under its Lease (to the extent such obligations are referenced in the Purchaser’s request) with respect to the execution of the agreement provided to such Tenant pursuant to the foregoing clause (a), subject to any conditions in such Tenant’s lease, including that the requested agreement contain non-disturbance language in favor of such Tenant. For the avoidance of doubt, it shall not be a condition to Purchaser’s obligation to proceed with the Closing that the Purchaser or its lender obtain any one or more of the subordination or attornment agreements requested from Tenants pursuant to this Section 6.1.4, and no Seller shall have any obligation to provide any certificate, agreement or other undertaking in lieu of a subordination or attornment agreement not obtained from a Tenant, or to take any action with respect to such agreements except as expressly set forth in this Section 6.1.4.

6.1.5. Owners’ Associations; Declarations; CC&Rs; Certificates of Occupancy

(a) Prior to Closing, Seller shall not initiate, approve or consent to the any agreement or waiver or the execution of any document or instrument that would be considered an Owner’s Association Document, including, any agreement, waiver, document or instrument that would (i) increase or modify in any way the obligations relating to the Property, (ii) result in the creation of a new Owner’s Association, (iii) amend, modify, extend, surrender, terminate or renew any Owner’s Association Document without the prior written consent of Purchaser which consent may be withheld in Purchaser’s reasonable discretion.

(b) Seller shall use their commercially reasonable efforts to assist Purchaser in obtaining estoppel certificates from the Owner’s Associations and other parties to certain reciprocal easement agreements, declarations and CC&Rs listed on Schedule 6.1.5 attached hereto (the “OA Estoppels”). The receipt of the OA Estoppels shall not be a condition to Closing.

(c) Seller shall use their commercially reasonable efforts to assist Purchaser in obtaining certificates of occupancy or equivalent certificates issued by each appropriate governmental authority in place at the Properties.

6.1.6. Contracts. Seller shall not, from and after the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Purchaser, which consent may be given or withheld in Purchaser’s sole and absolute discretion, unless such service contract is terminable prior to Closing with no cost to Purchaser. After the Effective Date, Seller shall promptly notify Purchaser of any such proposed new contract or proposed modification of an existing Contract.

6.1.7. Litigation; Violations. At all times prior to Closing, Seller shall advise Purchaser promptly of any receipt of written notice (and deliver to Purchaser copies of same) of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental agency which affects any Property or Seller’s ability to consummate the transaction as contemplated by this Agreement and that is instituted after the Effective Date. Seller may not settle any claim or compromise any litigation or proceeding affecting the Property without the prior approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed provided that any such settlement shall not have any material adverse affect upon (1) Seller’s ability to consummate the transactions contemplated by this Agreement, (2) the ownership of any Property or (3) the operation or value of any Property.

6.1.8. Encumbrances. From and after the Effective Date, (i) Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein (except for the use, consumption and disposition of inventory and other supplies and the replacement of worn out or defective Personal Property, in the ordinary course of business) ; and (ii) Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property, in either case, without the prior written consent of Purchaser, which may be given or withheld in Purchaser’s sole and absolute discretion Notwithstanding the foregoing, Seller shall have the ability to enter into a commercially reasonable fiber-optic easement related to the use by telecommunication companies of the railroad right of way at the Interstate Plaza Property that otherwise does not have a material adverse effect on the use, value or operation of such Property in connection with the settlement of a class action lawsuit.

6.1.9. Monthly Operating Statements. Seller shall provide Purchaser with a copy of the monthly operating statement for the operation of the Property on or before the day which is twenty (20) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date. Seller represents that such operating statements shall be those used in the ordinary course of Seller’s business; however, Seller makes no representation as to the accuracy or completeness of such operating statements.

6.1.10. Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.

6.1.11. Performance under Tenant Leases; Defaults. Seller shall perform all material obligations of landlord or lessor under the Tenant Leases, and shall advise Purchaser promptly of Seller’s receipt of written notice of any defaults arising under the Tenant Leases. Seller shall not apply any portion of the security deposits without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

6.1.12. Taxes, Charges, etc. Seller shall continue to pay or cause to be paid prior to delinquency, all taxes, water and sewer charges, utilities and obligations under Contracts affecting the Property, and with respect to the Property, shall not, without the prior consent of Purchaser (such consent not to be unreasonably withheld or delayed), make or change any tax election, file any amended tax return or surrender any tax claim or assessment or take any similar action relating to the filing of any tax return or the payment of any tax, in any event that would impact the Property after the Closing.

6.1.13. Zoning. Seller shall not initiate or consent to any material zoning reclassification of any Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Property without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion.

6.1.14. American Combustion Industries Permitted Work and Additional Property Permitted Work.

(a) Subject to the terms of this Agreement, Seller acknowledges and agrees that Seller, at its sole cost and expense, shall be obligated to complete the tenant improvement work and property improvement work at ( i) the Glenn Dale Property (the “ACI Permitted Work”) as required pursuant to the Deed of Lease dated December 28, 2012 between American Combustion Industries, Inc. (“ACI”) and Glenn Dale Business Center, LLC (the “ACI Lease”) and (ii) the other Properties (the “Additional Property Permitted Work” and collectively with the ACI Permitted Work, the “Permitted Work”) pursuant to their respective Leases (the “Additional Property Lease(s)”) listed on Schedule 6.1.14 attached hereto. The ACI Permitted Work and the Additional Property Permitted Work shall be performed and completed in accordance with the terms of this Agreement, each of the respective plans that were disclosed to Purchaser prior to the Effective Date (the “Permitted Plans”), the ACI Lease and the Additional Property Leases (as applicable), all applicable laws and regulations and in a good and workman-like manner. Seller has commenced the ACI Permitted Work and the Additional Property Permitted Work prior to the Effective Date, and will hereafter use commercially reasonable efforts to complete the ACI Permitted Work and the Additional Property Permitted Work by the date that is ninety (90) days after the Closing Date (the “Self Help Date”).

(b) To the extent the ACI Permitted Work and the Additional Property Permitted Work has not been completed on or prior to Closing, Purchaser, Seller and Escrow Agent shall enter into a Permitted Work Escrow Agreement in the form of Exhibit S attached hereto (the “Permitted Work Escrow Agreement”) for each of the ACI Permitted Work and the Additional Property Permitted Work. Seller shall deposit, at Closing, a sum equal to (i) one hundred twenty-five percent (125%) of the anticipated and unpaid costs of completion of the ACI Permitted Work and the Additional Property Permitted Work as reasonably determined by Seller’s general contractor and as reasonably approved by Purchaser or (ii) the balance of the amount for which landlord is responsible under such Additional Property Lease if landlord’s obligations for the Additional Property Permitted Work is capped under such Additional Property Lease, with Escrow Agent to be held and applied by Escrow Agent pursuant to the applicable Permitted Work Escrow Agreement (the “Permitted Work Escrow”).

(c) Seller and Seller’s agents, representatives, employees and contractors (together with Seller, collectively, “Seller’s Representatives”) shall have the right, subsequent to Closing, to enter the applicable Property to perform the ACI Permitted Work and the Additional Property Permitted Work. Without limiting the aforesaid, in connection with any entry onto the applicable Property, Seller’s Representatives shall conduct such entry so as to minimize, to the greatest extent possible, interference with Purchaser’s business and the business of any Tenant and otherwise in a manner reasonably acceptable to Purchaser. Purchaser shall be entitled to accompany Seller’s Representatives and any persons conducting the ACI Permitted Work and the Additional Property Permitted Work to observe any activities carried out in connection with the ACI Permitted Work and the Additional Property Permitted Work. Purchaser shall also have the right to consult with Seller on the ACI Permitted Work and the Additional Property Permitted Work and Seller shall reasonably consider any comments from Purchaser regarding the same. Seller’s Representatives will provide notice to Purchaser of its intent to enter onto the applicable Property, which notice shall be in writing (which may be by email transmission) and must be received by Purchaser at least twenty-four (24) hours before such proposed entry unless otherwise agreed to by the parties.

(d) During the performance of the ACI Permitted Work and the Additional Property Permitted Work, Seller and any consultant, contractor or subcontractors entering the Property or performing the ACI Permitted Work and the Additional Property Permitted Work shall keep in force the following levels of insurance coverage and provide a certificate of insurance evidencing such coverage to Purchaser (naming Purchaser or its designated nominee as an additional insured) prior to such entry: (i) worker’s compensation insurance; (ii) commercial general liability and casualty insurance with limits of at least $3,000,000; (iii) automobile liability insurance with limits of $1,000,000; and (iv) excess umbrella insurance with limits of $1,000,000.

(e) Seller shall indemnify, defend and hold Purchaser and Purchaser’s members, managers, employees, agents, representatives, mortgagees, tenants, licensees, guests and invitees harmless from and against any and all actual or compensatory costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees and costs) incurred and to the extent caused by the acts of the Seller’s Representatives resulting from the ACI Permitted Work and the Additional Property Permitted Work, including, without limitation, mechanics’ liens, damage to the applicable Property, or injury to persons or property.

(f) If any of the ACI Permitted Work or the Additional Property Permitted Work has not been completed on or prior to the Self Help Date, then Purchaser shall have the right, in its sole and absolute discretion, to elect to complete the ACI Permitted Work or the Additional Property Permitted Work, as applicable, in accordance with the applicable Permitted Plans by delivery of written notice of such election (the “Permitted Work Self Help Notice”) to Seller and Escrow Agent. From and after the delivery of the Permitted Work Self Help Notice, (i) Seller shall no longer be obligated (or permitted) to complete or perform the ACI Permitted Work or the Additional Property Permitted Work, as applicable, (ii) at the request of Purchaser, Seller shall assign to Purchaser any and all warranties and permits related to the ACI Permitted Work or the Additional Property Permitted Work, and (iii) Purchaser shall be entitled to such amount of the applicable Permitted Work Escrow as is necessary to reimburse Purchaser for any and all costs and expenses (including reasonable legal fees and costs) incurred by Purchaser in completing the ACI Permitted Work or the Additional Property Permitted Work, as applicable, in accordance with the applicable Permitted Plans and enforcing its rights under this Section 6.1.14 (the “Permitted Work Self Help Costs”). Subject to the terms of the applicable Permitted Work Escrow Agreement, Escrow Agent shall reimburse Purchaser for all Permitted Work Self Help Costs from time to time incurred, out of the Permitted Work Escrow within five (5) days after demand thereof by Purchaser. From and after its receipt of a Permitted Work Self Help Notice, Seller shall reasonably cooperate with Purchaser in order to allow Purchaser to complete the ACI Permitted Work or the Additional Property Permitted Work, as applicable.

(g) Seller shall be liable for all costs of completing the ACI Permitted Work and the Additional Property Permitted Work in accordance with the Permitted Plans and Seller’s obligations under this Section 6.1.14, including without limitation, its obligation to reimburse Purchaser for any Permitted Work Self Help Costs, regardless of whether any funds remain in the applicable Permitted Work Escrow. Upon completion of the ACI Permitted Work and the Additional Property Permitted Work (whether by Seller or Purchaser) subject to Purchaser’s reasonable satisfaction and in accordance with the terms hereof, the balance, if any, of the Permitted Work Escrow, shall be returned to Seller, and both Seller and Purchaser shall promptly notify Escrow Agent to deliver such balance to Seller.

(h) If any of the ACI Permitted Work or the Additional Property Permitted Work is not complete at Closing, Seller’s indemnity and Seller’s obligations under, and the terms of this Section 6.1.14 shall survive the Closing for a period of twelve (12) months from the earlier to occur of (i) the date by which the ACI Permitted Work and any of the Additional Property Permitted Work is complete in accordance with the terms of this Agreement or (ii) the Self Help Date, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. However, Seller’s indemnity under this Section 6.1.14 shall not be subject to the Cap Amount or Threshold Amount as set forth in Article IX. Notwithstanding the foregoing, Seller’s indemnity under this Section 6.1.14 shall not apply if all of the ACI Permitted Work and the Additional Property Permitted Work has been completed before the Closing Date.

VII. REPRESENTATIONS AND WARRANTIES

7.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to the Sellers that as of the date hereof and as of the Closing Date:

7.1.1. Organization and Authority. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, is, or on the Closing Date will be, duly qualified to conduct business in each state where such qualification is necessary with respect to all of the Properties, and has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to be consummated by it.

7.1.2. Due Authorization. The performance of this Agreement has been and, prior to Closing, the transactions contemplated hereunder by Purchaser will have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is, and all of the documents to be delivered by Purchaser at Closing will be, binding on and enforceable against Purchaser in accordance with its terms. Purchaser shall, on or prior to the Closing Date, furnish to the Sellers certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder. No further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required. The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

7.1.3. Lack of Conflict. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will itself cause or constitute a violation of any restriction, court order, judgment, law, regulation, charter, bylaw, organizational document , instrument or agreement to which Purchaser is subject or by which it is otherwise bound.

7.1.4. Solvency/Bankruptcy. Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally. Furthermore, Purchaser has not taken against it any such actions.

7.1.5. ERISA. As of the date hereof, Purchaser does not hold the assets of any employee benefit plan within the meaning of 29 CFR 2501.3 101(a)(2). Purchaser is not purchasing any of the Property with “plan assets” of an Employee Benefit Plan subject to Title I of the Employee Retirement Income Security Act of 1974 or of a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

7.2 Sellers’ Representations and Warranties. Each Seller (but solely for itself and its own Property or Properties, and not for any other Seller or any other Seller’s Property or Properties) represents and warrants to Purchaser that as of the date hereof and as of the Closing Date (except as otherwise provided below):

7.2.1. Organization and Authority. Such Seller is (i) a limited liability company or a limited partnership, as reflected on Exhibit “A-3” to this Agreement, (ii) duly organized under the laws of the state of its formation, is validly existing, and in good standing under the laws of such state, (iii) qualified or registered to conduct business in the state where its Property is located, and (iv) has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to be consummated by it.

7.2.2. Due Authorization. The execution of this Agreement has been and, prior to Closing, the performance by Seller of its obligations hereunder will have been, duly authorized by all necessary action on the part of such Seller, and this Agreement is binding on and enforceable against such Seller in accordance with its terms.

7.2.3. Representations and Warranties Regarding Legal Matters.

(a) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will itself cause or constitute a violation of any court order, judgment, law, regulation, charter, organization document, bylaw or operating agreement to which such Seller is subject.

(b) Such Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

(c) Neither such Seller nor any general partner or managing member of such Seller has (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by such Seller’s or such general partner’s or managing member’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s or such general partner’s or managing member’s assets, or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s or such general partner’s or managing member’s assets.

7.2.4. Representations and Warranties Regarding the Properties.

(a) Except as listed on Exhibit “J” attached hereto, Seller has received no written notice of any demands, complaints, actions, suits, arbitrations, governmental investigations, condemnation proceedings, applications or proceedings to alter or restrict the zoning or use of the Properties or other proceedings pending against or affecting such Seller and its respective Property or Properties or any portion thereof (any of the foregoing, a “Proceeding”), such Seller has not received written notice of any such Proceeding, and to Seller’s actual knowledge, no such action is threatened in writing.

(b) Exhibit “C-1” contains a true, correct and complete list (i) of all Leases with Major Tenants and Super Major Tenants in existence on the Effective Date for the Property or Properties owned by such Seller, and (ii) in all material respects of all Leases that are not with Major Tenants or Super Major Tenants in existence on the Effective Date for the Property or Properties owned by such Seller. Seller has delivered or made available to Purchaser true, correct and complete copies of such Leases, including all amendments thereto. There are no Leases or other tenancies for any space in the Property or Properties owned by such Seller other than those set forth on Exhibit “C-1”. There are no letters of credit or other similar financial instruments held in lieu of Security Deposits under any of the Leases, except as set forth on Exhibit “C-1”. Seller does not warrant or represent that any particular Lease will be in effect on the Closing Date; provided, however, Seller shall comply with the provisions of Section 6.1.2 and Section 6.1.11 of this Agreement. Such Leases (i) have not been amended, supplemented or otherwise modified except as disclosed in the documents referenced on Exhibit “C-1” and (ii) contain the entire agreement between the relevant Seller and the Tenant named therein. To Seller’s actual knowledge, each of the Leases is in full force and effect. Seller is “landlord” or “lessor” under the Leases and is entitled to assign to Purchaser, without the consent of any party, the Leases. Other than as set forth on Exhibit “C-1(a)”, Seller has not received or delivered a written notice of any default under any Lease which has not been cured or waived. To Seller’s actual knowledge, other than as set forth on Exhibit “C-1(a)”, (i) fixed rent and additional rent are currently being collected under such Leases without offset, counterclaim or deduction, (ii) no Tenant is in non-monetary default under the Leases and (iii) no Major Tenant or Super Major Tenant is in monetary default under the Leases for more than ten (10) days and no Tenant that is not a Major Tenant or Super Major Tenant is in material monetary default under the Leases for more than ten (10) days. Other than as set forth on Exhibit “C-1(a)”, to Seller’s actual knowledge, no Tenant has (i) filed for bankruptcy or taken any similar debtor protection measure, (ii) discontinued operations at the Property or (iii) given Seller written notice of its intent to do so.

(c) Except as set forth on Exhibit “C-2”, there are no TI Obligations, rent abatements or other concessions under any Lease applicable to such Seller’s Property or Properties that are not fully performed and paid for, to the extent such performance or payment is currently due.

(d) There do not exist any agreements pursuant to which such Seller will or may be required to pay a leasing or brokerage commission (a “Leasing Commission”) with respect to space covered by the Leases, or as to any other space in the Property or Properties, other than the agreements listed on Exhibit “C-3”, which agreements will be terminated effective as of the Closing Date at the sole cost of Seller.

(e) There are no outstanding rights of first refusal, rights of first offer, options to purchase or similar rights relating to the Properties or any interest therein.

(f) Other than as set forth in Exhibit Q attached hereto, there are no actions, suits or proceedings, including condemnation or similar proceedings, pending or, to the best of Seller’s actual knowledge, threatened against (i) the Property or any portion thereof, or (ii) any Seller.

(g) To Seller’s actual knowledge, there is no material unrepaired casualty damage to any Property that has not been repaired.

(h) Seller has not received any written notice from any governmental agency of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting applicable fire, health, building, environmental laws, use, occupancy or zoning laws and the Americans With Disabilities Act), which has not been cured or waived.

(i) Seller has not received any written notice that it is in default of any monetary or other payment amounts owed by Seller with respect to any Owner’s Association created pursuant to any Owner’s Association Documents.

(j) Seller is not a party to any employment or collective bargaining or similar agreements and Seller does not have any employees.

(k) Attached hereto as Exhibit R is a true and complete list of the security deposits (whether in the form of cash, letter of credit or otherwise) under the Tenant Leases being held by Seller.

7.3 Representations and Warranties Deemed Modified. If the Closing occurs: (a) each of the representations and warranties made by Purchaser herein shall be deemed modified if and to the extent necessary to reflect and be consistent with any facts or circumstances of which the Sellers have actual knowledge as of the Closing Date; and (b) each of the representations and warranties made by each Seller herein shall be deemed modified if and to the extent necessary to reflect and be consistent with any facts or circumstances of which Purchaser has actual knowledge as of the Closing Date.

7.4 Seller’s Knowledge. Wherever the phrase “to Seller’s actual knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement in respect of a Seller, such phrase shall mean only the present actual knowledge of Nicholas R. Smith, Executive Vice President and Chief Investment Officer of FPO, Michael Murillo, Manager of Transactions of FPO, Stacy Purdy, Director of Property Management of FPO, and James L. Thomas, Jr., Director of Property Management of FPO, without any personal liability. Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located at a Property or in the Sellers’ offices in Bethesda, Maryland.

7.5 Seller shall immediately notify Purchaser, in writing, of any event or condition known to Seller which occurs prior to the Closing, which causes a material change in the facts relating to, or the truth of, any of the representations or warranties. If prior to Closing, Seller has provided Purchaser a written notice pursuant to this Section 7.5, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach to Purchaser’s reasonable satisfaction within ten (10) days after Seller’s receipt thereof (which cure period may adjourn Closing, if necessary). In the event Seller is able to so cure, the parties hereunder shall proceed to Closing subject to the other terms and conditions of this Agreement. Except as provided in this Section 7.5 below, if Seller elects to attempt to so cure but is unable to so cure, or if Seller does not elect to so cure, then Purchaser may elect, as its sole remedy for any and all such representations which become, after the Effective Date, materially false, untrue, inaccurate or incorrect in any respect which has a material adverse effect on the use, occupancy or operation of the Property and of which Purchaser receives prior written notice from Seller pursuant to this Section 7.5, in its sole and absolute discretion, to (i) waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price; or (ii) terminate this Agreement at any time after the expiration of ten (10) days following Seller’s receipt of Purchaser’s notice with respect to all of the Properties, in which event the entirety of the Earnest Money Deposit shall be promptly returned to Purchaser, Purchaser shall receive a reimbursement of its actual costs, subject to the Cost Cap, pursuant to Section 9.2 and the parties shall have no further obligations to each other, except those which expressly survive termination hereunder.

VIII. CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions to Sellers’ Obligations. The obligation of the Sellers to close the transaction contemplated hereunder shall be subject to the satisfaction of each of the following conditions precedent:

8.1.1. Each of Purchaser’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of such date.

8.1.2. Purchaser shall have performed all of its obligations under this Agreement required at or prior to Closing, in all material respects.

8.1.3. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.

8.1.4. No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Property or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of the Sellers. The Sellers shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Agent.

8.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to close the transaction contemplated hereunder shall be subject to the satisfaction of each of the following conditions precedent, and Purchaser shall have no right to terminate this Agreement or delay the Closing for any other reason:

8.2.1. Each Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of such date;

8.2.2. The Sellers shall have performed all of the Sellers’ obligations under this Agreement required to be performed at or prior to Closing.

8.2.3. The Sellers shall have delivered to Purchaser Tenant Estoppel Certificates from (i) sufficient Tenants so that there shall have been obtained, in the aggregate, Tenant Estoppel Certificates covering not less than 70% of the Leased Space (including at least the Super Major Tenants and four (4) out of seven (7) of the Major Tenants) that is not leased to the GSA or to any other instrumentality of the U.S. federal government (for example, if the total Leased Space were 125 square feet, and if the GSA and other U.S. federal government tenants leased 25 square feet of the Leased Space, the required threshold pursuant to this Section 8.2.3 would be 70 square feet, or 70% of 100 square feet), (ii) all of the Tenants listed on Schedule 8.2.3(a) attached hereto (the “Super Major Tenants”), and (iii) at least four (4) of the Tenants listed on Schedule 8.2.3(b) attached hereto (the “Major Tenants”). Notwithstanding the foregoing, with respect to any Lease, a Seller shall have the right (but shall not be obligated) to substitute an estoppel certificate executed by such Seller (a “Seller Estoppel Certificate”) containing the information set forth in the form of the Seller’s Estoppel Certificate attached hereto as Exhibit “O-2” with respect to such Lease, and such estoppel certificate shall have the same effect under this Section 8.2.3 as an estoppel certificate executed by the Tenant; provided, however, that Seller Estoppel Certificates shall not be permitted to cover either (x) Major Tenants or Super Major Tenants or (y) more than 15% of the Leased Space (including Major Tenants and Super Major Tenants) that is not leased to the GSA or to any other instrumentality of the U.S. federal government. If the applicable Tenant shall thereafter provide a Tenant Estoppel Certificate to Purchaser, then such Seller’s Estoppel Certificate shall thereupon be null and void and of no further force or effect. For purposes of this Section 8.2.3 only, the term “Leased Space” shall not include any space leased by the GSA or another instrumentality of the U.S. federal government.

8.2.4. At Closing, the Title Company shall irrevocably commit to issue to Purchaser a Title Policy insuring Purchaser’s fee simple title to the Land, as applicable, and fee simple title to the Improvements, for each Property for an amount equal to the Allocated Share for such Property, subject only to the Permitted Exceptions.

8.2.5. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.

8.2.6. No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Property or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser. Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to the Sellers and Escrow Agent.

8.3 Failure of Conditions to Closing. The Sellers and Purchaser shall use commercially reasonable efforts to satisfy the conditions to Closing set forth herein. If the Closing does not occur because of the failure of one of the conditions set forth in Section 8.1, the Sellers shall have the remedies set forth in Section 9.1. If the Closing does not occur because of the failure of one of the Conditions set forth in Section 8.2 (other than Section 8.2.4), the Purchaser shall have the remedies set forth in Section 9.2. Notwithstanding the foregoing, if the Closing does not occur because of the failure of one of the Conditions set forth in Section 8.2.4, then the Purchaser’s sole remedy shall be to terminate this Agreement, whereupon the Earnest Money Deposit shall be delivered to the Purchaser and neither party shall have any further rights or obligations hereunder, each to the other, except for any obligations or rights that expressly survive termination of this Agreement.

IX. REMEDIES FOR DEFAULTS

9.1 Default by Purchaser Prior to Closing. If the sale contemplated hereby is not consummated because of a material default by Purchaser in its obligation to purchase the Properties in accordance with the terms of this Agreement (a “Purchaser Default”), then the Sellers’ sole remedy shall be to terminate this Agreement, whereupon the Earnest Money Deposit shall be delivered to the Sellers and neither party shall have any further rights or obligations hereunder, each to the other, except for any obligations or rights that expressly survive termination of this Agreement, and the right of the Sellers to collect such liquidated damages from Purchaser and Escrow Agent. If the Closing does not occur because of a Purchaser Default, Purchaser and the Sellers agree that it would be impractical and extremely difficult to estimate the damages which the Sellers may suffer. Therefore, Purchaser and the Sellers hereby agree that, in the event of a Purchaser Default, a reasonable estimate of the total damages that the Sellers would suffer from a Purchaser Default is and shall be an amount equal to the Earnest Money Deposit. Said amount shall be the full, agreed and liquidated damages, and not a penalty, for the Purchaser Default, and the recovery of such amount, shall be the Sellers’ sole remedy at law or in equity as a result of a Purchaser Default. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money Deposit (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. All of the claims to damages or other remedies as a result of a Purchaser Default are expressly waived by the Sellers.

9.2 Default by the Sellers Prior to Closing.

9.2.1. If (a) the condition to Closing set forth in Section 8.2.1 is not satisfied as of the Closing Date, (b) after all of the conditions to the Sellers’ obligations to proceed with the Closing have been satisfied or, in lieu thereof, waived by the Purchaser, the Sellers fail to deposit the documents and instruments specifically listed in Section 5.2 hereof with Escrow Agent on the Closing Date, (c) the condition to Closing set forth in Section 8.2.3 is not satisfied as of the Closing Date or (d) Seller fails to perform any of its obligations or its otherwise in default hereunder or breaches a representation or warranty in any material respect (any of the foregoing circumstances being referred to herein as a “Seller Default”), then Purchaser’s sole remedy shall be: (i) pursue an action against the Sellers for specific performance, provided that such action must be initiated within sixty (60) days following the date on which the Closing should have occurred in accordance with this Agreement and provided that Purchaser does not elect its remedy under subsection (ii) as to clause (b) of this Section 9.2.1; or (ii) terminate this Agreement as and when permitted pursuant to Section 9.2.3, receive a return of the Earnest Money Deposit and receive prompt reimbursement by Seller of Purchaser’s out-of-pocket third party costs actually incurred in connection with the Agreement and Purchaser’s potential acquisition of the Properties (including, without limitation, legal and due diligence costs and expenses), not to exceed $350,000 (the “Cost Cap”).

9.2.2. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if Purchaser would otherwise have the right to terminate this Agreement because of a Seller Default affecting one or more of the Properties, then Purchaser and the Sellers shall each have the right to postpone the Closing Date in accordance with this Section 9.2.2 (the “Delayed Closing Right”). If a Seller Default has occurred, Purchaser shall deliver notice to the Sellers on or prior to the Closing Date (a “Default Notice”), indicating whether or not Purchaser will exercise the Delayed Closing Right. If the Purchaser has not elected to exercise the Delayed Closing Right, the Sellers shall have the right, by written notice to the Purchaser delivered within five (5) Business Days after the intended Closing Date, to exercise the Delayed Closing Right to cure any Seller Default. If either the Sellers or the Purchaser elects to exercise the Delayed Closing Right, then the following provisions shall apply: (a) the Closing Date shall be postponed until a date that is not later than thirty (30) days after the Closing Date and (b) if the Sellers cure the Seller Default within such thirty (30) days, Purchaser shall be obligated to purchase the Properties promptly after such cure is completed (but no earlier than ten (10) days after such cure).

9.2.3. If neither the Sellers nor the Purchaser elect to exercise the Delayed Closing Right to allow for the cure of a Seller Default as provided above in Section 9.2.1, then the Purchaser shall be entitled to terminate this Agreement in its entirety by written notice to the Sellers given on or before the date that is fifteen (15) Business Days after the Closing Date. If the Closing Date is postponed as provided above in Section 9.2.2, but if a Seller Default remains uncured at the end of the thirty (30) day period set forth therein, then the Purchaser shall have the right to terminate this Agreement, by written notice to the Sellers within five (5) Business Days after the end of such thirty (30) day period. Upon the termination of this Agreement by the Purchaser pursuant to this Section 9.2.3 (a) the Earnest Money Deposit shall be returned to Purchaser and (b) neither party shall have any further rights or obligations hereunder, each to the other, except any indemnification obligations, the rights of the Sellers and Purchaser that survive as provided herein.

9.3 Indemnity; Limitations of Purchaser’s Post-Closing Claims. Notwithstanding any provision to the contrary herein or in any Closing Document Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of foregoing (collectively, the “Purchaser Related Entities”) harmless from and against any and all Claims arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document made by any of the Sellers and (b) any breach of any covenant of Seller which survives the Closing contained in this Agreement or in any Closing Document. Provided, however, (1) Seller shall not be required to indemnify Purchaser or any Purchaser-Related Entities under this Agreement unless and until (and only to the extent) that the Losses incurred by the Purchaser exceeds the Threshold Amount, in which event the full amount of Purchaser’s damages shall be payable by Seller and (2) in no event shall the liability of Seller with respect to the indemnification provided for in this Section 9.3 exceed in the aggregate the Cap Amount As used herein: (i) “Threshold Amount” means an amount equal to $50,000, and (ii) the “Cap Amount” means an amount equal to 2% of the Purchase Price.

9.4 Other Limitations of Purchaser’s Claims. Purchaser shall not make any Claim or bring any proceeding to enforce the liability of a Seller unless Purchaser believes, in good faith, that it would be entitled to recover all or a portion of the alleged damages or other liability notwithstanding the limitations on such Seller’s liability set forth above in Section 9.3. In no event shall any Seller be liable for indirect, special, exemplary, consequential or punitive damages of any kind, and Purchaser shall be barred from and hereby waives any Claim for the same.

9.5 Survival of Purchaser’s Claims. Except as otherwise specifically set forth in this Agreement, the representations and warranties, covenants and indemnities of the Sellers contained herein or in any Closing Document shall survive only until the date that is twelve (12) months after the Closing Date (the “Survival Date”). Any Claim that Purchaser may have at any time against a Seller for breach of any such representation, warranty, covenant or indemnity, whether known or unknown, with respect to which a written notice providing specific details of the alleged breach (a “Claim Notice”) has not been delivered to the Sellers on or prior to the Survival Date, shall not be valid or effective and the party against whom such Claim is asserted shall have no liability with respect thereto. Any Claim that Purchaser may have at any time against a Seller for a breach of any such representation or warranty, or its covenants and indemnities whether known or unknown, with respect to which a Claim Notice has been delivered to the Sellers on or prior to the Survival Date (a “Pending Claim”) may be the subject of subsequent litigation brought by Purchaser against the Sellers within thirty (30) days following the Survival Date. For the avoidance of doubt, on the Survival Date, each Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser and/or its successors and assigns with respect to any Claims or any other matter relating to this Agreement or any Closing Document, except for those matters that are then the subject of the pending Claim Notice delivered by Purchaser to the Sellers that is still pending on the Survival Date, and except for liabilities with respect to any representation, warranty, covenant or indemnity that survives indefinitely pursuant to an express provision of this Agreement.

9.6 Survival of Sellers’ Claims. Except as otherwise specifically set forth in this Agreement, the representations and warranties, covenants and indemnities of Purchaser contained herein or in any document or instrument executed by Purchaser and delivered to the Sellers at or in connection with the Closing (collectively, “Purchaser Closing Documents”) shall survive only until the Survival Date. Any Claim that the Sellers may have any time against Purchaser for breach of any such representation, warranty, covenant, or indemnity (other than a representation, warranty, covenant or indemnity that survives indefinitely pursuant to an express provision of this Agreement), whether known or unknown, with respect to which a Claim Notice has not been delivered to Purchaser on or prior to the Survival Date, shall not be valid or effective and the party against whom such Claim is asserted shall have no liability with respect thereto. Any Claim that the Sellers may have at any time against Purchaser for a breach of any such representation or warranty, covenants and indemnities whether known or unknown, with respect to which a Claim Notice has been delivered to Purchaser on or prior to the Survival Date may be the subject of subsequent litigation brought by the Sellers against Purchaser within thirty (30) days following the Survival Date. For the avoidance of doubt, on the Survival Date, Purchaser shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the Sellers and/or their successors and assigns with respect to any Claims or any other matter relating to this Agreement or any Purchaser Closing Document, except for those matters that are then the subject of the pending Claim Notice delivered by the Sellers to Purchaser that is still pending on the Survival Date, and except for liabilities with respect to any representation, warranty, covenant or indemnity that survives indefinitely pursuant to an express provision of this Agreement. Purchaser shall not be required to indemnify Seller under this Agreement unless and until (and only to the extent) that the Losses incurred by the Seller exceeds the Threshold Amount, in which event the full amount of Seller’s damages shall be payable by Purchaser and (2) in no event shall the liability of Purchaser with respect to the indemnification provided for in this Section 9.5 exceed in the aggregate the Cap Amount.

9.7 Limitations on Liability.

9.7.1. The parties hereto confirm and agree that in each instance herein where a party or its Affiliates is entitled to payment or reimbursement for damages, costs or expenses pursuant to the terms and conditions of this Agreement, any payment or reimbursement made to such party shall be conclusively deemed to be for the account of both such party and its Affiliates, it being acknowledged and agreed that a payment or reimbursement made to such party for damages, costs or expenses shall be sufficient to satisfy all claims for payment or reimbursement of such party and its Affiliates. The parties further confirm and agree that no party hereto (a “Non-Performing Party”) will be deemed to be in default hereunder or be liable for any breach of its representations and warranties under this Agreement if its failure to perform an obligation hereunder is based solely on the non-performance of another party to this Agreement (which other party is not an Affiliate of the Non-Performing Party) or where all conditions precedent to the obligation of such Non-Performing Party to consummate the Closing have not been fulfilled. In no event will either party be liable to the other for any indirect, special, consequential or punitive damages of any kind.

9.7.2. To the maximum extent permitted by applicable law, no shareholder, member, partner, director, officer or employee of any party to this Agreement shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

9.8 Survival. Article IX shall survive the Closing.

X. BROKERS

The Sellers represent and warrant to Purchaser, and Purchaser represents and warrants to the Sellers, that except for Eastdil Secured (“Broker”), no broker or finder has been engaged by the Sellers, Purchaser or their affiliates, respectively, in connection with the transaction contemplated by this Agreement or to its knowledge is in any way connected with this transaction. Purchaser shall be responsible for the payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person engaged or retained by Purchaser in connection with the transaction contemplated by this Agreement. The Sellers shall be responsible for the payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person engaged or retained by the Sellers in connection with the transaction contemplated by this Agreement, including without limitation, Broker. The Sellers and Purchaser (except with respect to the commission which shall be paid by the Sellers to Broker) each agree to Indemnify the other with respect to Claims for payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning or which shall be based upon any statement or agreement alleged to have been made by such party, in connection with the transaction contemplated by this Agreement or the sale of all of the Properties by the Sellers. The provisions of this Article X shall survive the Closing.

XI. NOTICES

Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) legible facsimile transmission or email, sent to the intended addressee in accordance with the contact information set forth below and shall be deemed to have been given as of the date of the facsimile transmission or email (if such is received by 5:00 p.m. local time of the recipient) provided that an original of such facsimile or email is also sent to the intended addressee by means described in clauses (i) or (iii) herein, or (iii) overnight courier (next Business Day delivery) on the next Business Day at 12:00 noon, charges prepaid, as follows:

If to all or any of the Sellers:	7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814

Attention: Nicholas R. Smith, Executive Vice President
and Chief Investment Officer
Email: nsmith@first-potomac.com
Facsimile: (301) 986-5554

- and –

Attention: Krista Bean Dorrian, Vice
President, Legal
Email: kdorrian@first-potomac.com
Facsimile: (301) 986-5554

with copies to:	John A. Stemmler, Esq. and
T. Gaillard Uhlhorn, Esq.
Bass, Berry & Sims PLC
The Tower at Peabody Place
100 Peabody Place, Suite 900
Memphis, TN 38103
Emails: jstemmler@bassberry.com and guhlhorn@bassberry.com
Facsimile: (901) 543-5999

- and –

Samantha Sacks Gallagher, Esq.
Bass, Berry & Sims PLC
1201 Pennsylvania Avenue NW, Suite 300
Washington, DC 20004
Email: sgallagher@bassberry.com
Facsimile: (202) 747-7639

If to Purchaser:	BRE/Industrial Acquisition Holdings 1, L.L.C.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: William J. Stein
Email: stein@blackstone.com
Facsimile: 212-583-5726

with copies thereof to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Sasan Mehrara, Esq.
Email: smehrara@stblaw.com
Facsimile: 212-455-2502

If to Escrow Agent:	National Land Tenure Company, LLC
1122 Franklin Avenue
Garden City, New York 11530
Attn: Edward F. Dull
E-Mail: edull@nltco.com
Facsimile: 516-227-1160

with a copy to the Sellers or to Purchaser, as applicable.

Any correctly-addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least ten (10) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Any Notice that is required or permitted to be given by either party to the other under this Agreement may be given by such party or its legal counsel, who are hereby authorized to do so on the party’s behalf.

XII. MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to conflicts of law principles. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the courts in the State of Maryland shall be the sole jurisdiction and venue for the bringing of the action.

12.2 Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other reasonable, actual, out-of pocket expenses or costs of such other proceedings, which amount shall be determined by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.

12.3 Exhibits and Schedules a Part of This Agreement. The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

12.4 Executed Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

12.5 Assignment. Purchaser may not assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of the Sellers, which consent may be withheld in the Sellers’ sole discretion. Notwithstanding the foregoing, however, Purchaser may (without the Sellers consent but with advance written notice to the Sellers), by not later than three (3) days prior to Closing, assign and transfer in whole or in part all of its rights and obligations under this Agreement (or designate its right to acquire title to the Properties) to one (1) or more assignees or designees that is owned, directly or indirectly, by Purchaser or the owners of Purchaser; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment or designation. Any assignment or designation as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to the Sellers and Escrow Agent, within three (3) days prior to the Closing, notice thereof, and copies of the documents, if any, by or between Purchaser and such assignee or designee authorizing such assignment.

12.6 IRS – Form 1099-S. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Agent shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”

12.7 Successors and Assigns. Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

12.8 Time is of the Essence. Time is of the essence of this Agreement.

12.9 Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain the entire understanding and agreement between the parties hereto with respect to the purchase and sale of all of the Properties, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. Except for any of the following expressly contained in this Agreement, the Sellers and Purchaser each expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by the Sellers, Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or brokers, as an inducement or otherwise, to Purchaser’s and the Sellers’ respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

12.10 Further Assurances. Whenever and so often as reasonably requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder). The terms of this section shall survive Closing and/or termination of this Agreement.

12.11 Waiver. Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim or right arising herefrom, shall not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right (except that if a party proceeds to Closing, notwithstanding the failure of a condition to its obligation to close, then such condition shall be deemed waived by virtue of the Closing). Any waiver by either party shall be effective only if in a writing delivered to the other party hereto and setting forth, with specificity, the covenant, term, provision or condition so waived. Any such waiver shall not constitute or be construed as a continuing waiver of any subsequent default.

12.12 Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

12.13 Risk of Loss. With respect to each Property, the risk of loss shall be as follows:

12.13.1. Risk of Loss. Until the Closing Date, each Seller shall bear the risk of loss resulting from damage to such Seller’s Property by fire or other casualty (collectively “Casualty”). If, prior to the Closing Date, a Property shall be damaged by any Casualty, such Property’s Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”) of such event and an estimate of the cost to repair and restore the Improvements to good condition and to replace the damaged Personal Property (“Casualty Renovation Cost”).

12.13.2. Material Loss. If the Casualty Renovation Cost (a) for any single Property that is not a Multi-Building Property exceeds ten percent (10%) of such Property’s Allocated Amount, (b) for any single Multi-Building Property exceeds six percent (6%) of such Property’s Allocated Amount, or (c) in the aggregate for all of the Properties that have suffered a casualty, exceeds ten percent (10%) of the Purchase Price, then Purchaser may, at its option, elect to terminate this Agreement with respect to (i) only the impacted Property or Properties that each exceeds ten percent (10%) of such Property’s Allocated Amount for Properties that are not Multi-Building Properties, and six percent (6%) of such Property’s Allocated Amount for Multi-Building Properties, or (ii) with respect to all Properties only if the aggregate Casualty Renovation Costs for all Properties exceed ten percent (10%) of the Purchase Price, in which case the entire Earnest Money Deposit shall be promptly returned to Purchaser and the parties shall have no further obligations, except those that expressly survive termination of this Agreement. Such termination right may be exercised only by Notice to the Seller within ten (10) Business Days after receipt of the Casualty Notice (and if necessary the Closing Date will be extended to accommodate such ten (10) Business Day period), and in the event of a termination hereof with respect to the impacted Property or Properties, the Purchase Price shall be reduced by the Allocated Amount of the impacted Property or Properties. If this Agreement can be terminated pursuant to the preceding provisions of this Section 12.13.2, but Purchaser does not elect to terminate this Agreement pursuant to such provision, then the Closing shall take place as provided herein without reduction of the Purchase Price, and the Sellers shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and the Sellers shall pay to Purchaser the amount of any deductible not already otherwise paid by the Sellers under applicable insurance policies, or have the Purchase Price reduced by all or a portion of Casualty Renovation Cost in the event all or a portion of the Casualty is not insured against.

12.13.3. Nonmaterial Loss. If the Casualty Renovation Cost (a) for any single Property that is not a Multi-Building Property does not exceed ten percent (10%) of such Property’s Allocated Amount, (b) for any single Multi-Building Property does not exceed six percent (6%) of such Property’s Allocated Amount or (c) in the aggregate for all Properties that have suffered a casualty, does not exceed ten percent (10%) of the Purchase Price, then, in any such event, Purchaser shall not have any right to terminate this Agreement, and the Closing shall take place as provided herein without reduction of the Purchase Price, but the Sellers shall assign the insurance proceeds to Purchaser in the event the Casualty is insured against and shall pay to Purchaser the amount of any deductible, under applicable insurance policies and have the Purchase Price reduced by the all or a portion of the Casualty Renovation Cost in the event all or a portion of the Casualty is not insured against.

12.13.4. Eminent Domain. If, prior to the Closing Date, any Seller receives notice that a material portion of one of its Properties (or access or other material rights in connection therewith) as would, in Purchaser’s reasonable judgment, materially adversely affect access to and from such Property, the operation of such Property or uses or value of such Property is, or has been threatened in writing by a governmental authority of competent jurisdiction, to be taken by condemnation or eminent domain, such Seller shall promptly notify Purchaser, and at the election of Purchaser this Agreement shall upon the giving of Notice of such event or of the condemning authorities’ intention so to take such Property, terminate with respect only to the impacted Property, in which event as to such impacted Property the parties shall have no further rights or obligations hereunder, except those matters specifically surviving termination or Closing, but the Closing shall proceed with respect to the remaining Properties (with the Purchase Price reduced by the Allocated Purchase Price of the impacted Property). If Purchaser does not elect to terminate this Agreement prior to the Closing Date, on the Closing Date all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by such Seller to Purchaser, and any money theretofore received by such Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking. Such Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Property without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed.

12.14 Construction of Agreement. The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement. The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement. The words “this Agreement” include the exhibits, schedules, addenda and any future written modifications, unless otherwise indicated by the context. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “Business Day” refer to a day other than a Saturday, Sunday or Legal Holiday (hereinafter defined). The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday, the compliance with such obligations or delivery will be deemed acceptable on the next Business Day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” will mean any local or federal holiday on which post offices are closed in the State of Maryland.

12.15 Bulk Transfers. The Sellers and Purchaser specifically waive compliance with the applicable provisions of the Uniform Commercial Code – Bulk Transfers, with any similar provision under any similar provisions in the laws of the state, county, and city in which any of the Properties is located, to the extent such provisions may be waived under the applicable Legal Requirement.

12.16 Covenants, Representations and Warranties. By proceeding with the closing of the sale transaction, the Sellers and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Closing Date whether under this Agreement or any other document or instrument executed by the other party in connection with this transaction, of which the waiving party was made aware by Notice from the defaulting or breaching party (and, if applicable, which is described on the Sellers certification of representations and warranties to be delivered at Closing) prior to the Closing Date for which the other party shall have no liability.

12.17 Press Releases; Confidentiality. Neither party may issue press releases or other public communications announcing the transaction contemplated by this Agreement without the consent of the other party. Purchaser acknowledges that the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) may require Seller to disclose certain information concerning this Agreement and the transactions contemplated herein in documents to be filed with the SEC. The Sellers and their affiliates may make such filings with the SEC as are required in connection with the matters contemplated by this Agreement and such disclosures shall not constitute a breach or a violation of this Section 12.17 or any other confidentiality or non-disclosure agreement executed by the parties (or any of their respective affiliates. Notwithstanding the foregoing, no such press release or other communication shall include any information (other than the identification of the parties) that is required to be kept confidential pursuant to the remaining provisions of this Section 12.17. Purchaser shall refrain, and shall use reasonable efforts to cause its agents and representatives to refrain, from disclosing in any manner whatsoever, (a) the information provided to Purchaser by any Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s investigation of any of the Properties, without first obtaining the written consent of the Sellers (collectively, “Proprietary Information”). The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of all of the Properties, including, without limitation, to Purchaser’s shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to furnish only that portion of the Proprietary Information which Purchaser is legally compelled to disclose and to use its commercially reasonable efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this section. In addition to any other remedies available to the Sellers, the Sellers shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser in order to enforce the provisions of this section. The provisions of such confidentiality agreement shall survive any termination of this Agreement. Except as otherwise expressly provided in this Agreement, Purchaser agrees not to contact, directly or indirectly, any personnel at any of the Properties prior to the Closing Date, and agrees to be liable for all of the Sellers’ damages in the event of any such contact by Purchaser or any of its agents or representatives.

12.18 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, the Sellers and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. Except as otherwise expressly provided herein, the covenants and agreements provided in this Agreement are solely for the benefit of the Sellers and Purchaser and their permitted successors and assigns respectively.

12.19 Facsimile and Email Signatures. The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile or email signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile or email signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or email signature. Purchaser and the Sellers each intend to be bound by its respective facsimile or email transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile or email transmission.

12.20 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.21 Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

12.22 Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.

12.23 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.24 1031 Exchange. The Sellers and/or Purchaser (or a parent entity of a Seller or the Purchaser that is recognized as a separate entity for federal income tax purposes) may consummate the sale of all or a portion of the Properties as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Code, in accordance with the following provisions:

12.24.1. If the Sellers or Purchaser elects to effectuate an Exchange, and such Exchange cannot be effected for any reason, the Sellers and Purchaser shall be obligated to close the transaction as a purchase and sale pursuant to the terms of this Agreement.

12.24.2. To exercise its right under this Section 12.24 to Exchange, rather than sell or purchase, as applicable, all or some of the Properties, the Sellers or Purchaser shall provide the other party with a written statement stating its intent to enter into an Exchange not later than ten (10) Business Days prior to the Closing Date.

12.24.3. If the Sellers or Purchaser exercises its right to Exchange, rather than sell or purchase, as applicable, all or some of the Properties, the Sellers may, on or before the Closing Date, assign its rights under this Agreement to a “qualified intermediary”, as defined in Treasury Regulation 1.1031(k)-1(g)(4) (the “Accommodator”) or an Exchange Accommodation Titleholder (“EAT”), or transfer such Properties to the Accommodator or the EAT, subject to all of Purchaser’s rights and remedies under this Agreement, including, without limitation, Purchaser’s right to acquire such Properties at the Closing or Purchaser may, on or before the Closing Date, assign its rights under this Agreement to an Accommodator or an EAT, or direct the Sellers to convey such Properties to an Accommodator or an EAT at Closing, subject to all of the Sellers’ rights and remedies under this Agreement; provided, however, that the Sellers or Purchaser shall notify the other party of the identity of the Accommodator or EAT within five (5) Business Days after designation of same, and further provided that the party designating an Accommodator or EAT (the “Designating Party”) shall remain liable for the performance of all obligations, representations, warranties and covenants of the Designating Party hereunder. In any case, all payments that Purchaser is obligated to make to the Sellers under this Agreement shall be made to the Accommodator or the EAT and not to Seller. Purchaser and the Sellers agree to cooperate with each other and the Accommodator or EAT in arranging the Exchange. The party which is not the Designating Party (the “Non-Designating Party”) shall execute any documents reasonably requested by the Designating Party and the Accommodator or EAT to facilitate the Exchange as a like-kind exchange under Section 1031 of the Code and the Treasury Regulations effective thereunder at the time of Closing hereunder, including, but not limited to, any appropriate amendments to this Agreement and any appropriate escrow instructions; provided, however, that no such document shall adversely affect the Non-Designating Party in any respect or change any of the economic terms and conditions of the transaction with respect to the Non-Designating Party or modify or limit the Non-Designating Party’s rights and remedies under this Agreement. The Non-Designating Party shall not be obligated to incur any costs, expenses, losses, liabilities or damages greater than those the Non-Designating Party would have incurred had the Designating Party not elected to effect an exchange. The Designating Party shall reimburse the Non-Designating Party on demand for all costs and expenses incurred by the Non-Designating Party in excess of those that would have been incurred if the Designating Party had not elected to effect an Exchange.

12.24.4. In no event shall the Non-Designating Party be obligated to acquire title to any other property, in connection with such Exchange. Purchaser’s sole obligation in connection with any Exchange shall be to acquire the Properties from Seller or its assignee in exchange for the Purchase Price in accordance with the terms of this Agreement. The Designating Party agrees to defend, indemnify, and hold the Non-Designating Party free and harmless from all costs, expenses, losses, damages or liability, including but not limited to reasonable attorney’s fees and costs of suit, arising out of or in connection with any Exchange and the Non-Designating Party’s cooperation hereunder. Each party acknowledges that neither of them is making any representations, and neither of them is relying on any representations of the other party or the other party’s counsel, with respect to the federal, state or local income tax treatment of either of them in connection with this transaction, and neither party shall have any liability in connection with any tax treatment received by either of them in connection with this transaction, including, without limitation, any failure of this transaction to qualify as an exchange under Section 1031 of the Code.

12.25 No Recordation. Neither this Agreement nor any memorandum hereof may be recorded in any public records or in any other place of recording without first obtaining Seller’s consent thereto which may be withheld in Seller’s sole discretion and any such recording by Purchaser shall constitute a default by Purchaser under this Agreement.

12.26 Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Properties.

12.27 Joint and Several Liability. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Seller shall be joint and several in all respects.

12.28 Disclosure Statement for Properties Located in Prince George’s County, Maryland. Seller certifies that Seller has no knowledge of any published preliminary or adopted land use plan (or adopted Zoning Map Amendment) which may result in condemnation or taking of any part of the Property located in Prince George’s County, Maryland. With respect to the Property located in Prince George’s County, Maryland, Purchaser acknowledges it is aware that information relative to (1) government plans for land use, roads, highways, parks, transportation, etc., and (2) rezoning is available for inspection at the County Administration Building, Upper Marlboro, Maryland, at www.PGAtlas.com, and http://www.pgplanning.org/Planning_Home. Purchaser further acknowledges, and is strongly encouraged to take advantage of its opportunity to examine the above referenced information and any other information pertaining to the Property located in Prince George’s County, Maryland that is relevant to Purchaser prior to signing or entering into this Agreement.

12.29 Guaranty.

12.29.1. By its execution below, First Potomac Realty Trust, a Real Estate Investment Trust, (the “Seller Guarantor”) hereby guarantees as primary obligor to the Purchaser the due and punctual payment and performance of the Seller’s obligations under Section 9.3 and promises to pay on demand each amount which the Seller is liable to pay under Section 9.3 (subject to the limitations set forth in this Agreement including the Cap Amount and Survival Date, when applicable).

12.29.2. The Seller Guarantor’s liability to the Purchaser shall not be impaired by (i) the failure of the Purchaser to exercise or to exhaust any right or remedy or take any action against any Person available to it, (ii) any amendment or modification to the terms of this Agreement, (iii) any failure or delay of the Purchaser to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Agreement, (iv) the failure to give the Seller Guarantor notice of any breach and/or (v) any other circumstance which might constitute a legal or equitable discharge or defense available to the Seller, whether similar or dissimilar to the foregoing, other than the defense of (a) payment and performance or (b) the claim against the Seller is not due and owing under the terms of this Agreement or that the Seller has performed (it being understood and agreed that Purchaser will only be required to litigate the existence of the same or similar defenses raised by both the Seller and the Seller Guarantor in one action or proceeding). The Seller Guarantor expressly waives the following: (i) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (ii) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Section, or the interpretation, breach or enforcement of such obligations; and (iii) all rights of subrogation and any other claims that it may now or hereafter acquire against Seller until such time as the Seller Guarantor’s obligations under this Section are performed and paid in full.

12.29.3. The Seller Guarantor hereby represents, warrants and certifies to the Purchaser as follows: (i) the execution, delivery and performance under this Section by it will not violate any provision of any law, regulation, order or decree of any Governmental Authority, bureau or agency or of any court binding on the Seller Guarantor, or of any contract, undertaking or agreement to which it is a party or which is binding upon any of its property or assets, (ii) this Agreement, with respect to this Section, has been or will be prior to Closing, duly authorized, executed and delivered by the Seller Guarantor and constitutes a legal, valid and binding obligation of the Seller Guarantor, enforceable against it in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy; and (iii) all necessary resolutions, consents, licenses, approvals and authorizations of any Person required in connection with the execution, delivery and performance of this Section have been duly obtained and are in full force and effect or will be prior to Closing.

12.30 Patriot Act. Seller and Purchaser represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranty.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed as of the Effective Date.

PURCHASER:

BRE/Industrial Acquisition Holdings 1, L.L.C., a Delaware limited liability company

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director and Vice President

[Signatures continue on the following page.]

SELLERS:

FP PROPERTIES, LLC
FP NAVISTAR INVESTORS, LLC
FP PROPERTIES, LLC
GLENN DALE BUSINESS CENTER, L.L.C.
FP CANDLEWOOD, LLC
FPR HOLDINGS LIMITED PARTNERSHIP
INTERSTATE PLAZA HOLDING LLC
FP NORTHRIDGE, LLC
FP RIVERS BEND, LLC
FP RIVERS BEND LAND, LLC
FP 601 MEADOWVILLE ROAD, LLC
FP 500 & 600 HP WAY, LLC
1400 CAVALIER, LLC
FP DIAMOND HILL, LLC
FP CAMPOSTELLA ROAD, LLC
GATEWAY HAMPTON ROADS, LLC
LUCAS WAY HAMPTON, LLC

By: First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, in its capacity as sole member, sole general partner or the direct or indirect holder of all ownership interests in the sole member or sole general partner of each of the above-listed entities

By: First Potomac Realty Trust, a Maryland real estate investment trust, its sole general partner

By:	/s/ Nicholas R. Smith
Name:	Nicholas R. Smith
Title:	Executive Vice President

[Signatures continue on the following page.]

For the sole purpose of agreeing to and acknowledging the obligations under Section 12.29

GUARANTOR:

FIRST POTOMAC REALTY TRUST, a Maryland Real Estate Investment Trust

By:	/s/ Nicholas Smith
Name:	Nicholas Smith
Title:	Authorized Representative

SCHEDULE OF EXHIBITS:

Exhibit “A-1”	Properties and Sellers
Exhibit “A-2”	Legal Description of Properties
Exhibit “A-3”	Seller Information
Exhibit “A-4”	Allocation of Purchase Price Among Properties
Exhibit “B”	Form of Escrow Agreement for Earnest Money Deposit
Exhibit “C-1”	Lease Schedule
Exhibit “C-2”	Landlord Work
Exhibit “C-3”	Leasing Commissions and Brokerage Agreements
Exhibit “D-1”	Form of Maryland Deed
Exhibit “D-2”	Form of Virginia Deed
Exhibit “E”	Form of Bill of Sale
Exhibit “F”	Form of Assignment of Intangibles
Exhibit “G”	Form of Assignment and Assumption of Leases
Exhibit “H”	Form of FIRPTA Certificate
Exhibit “I”	Form of Notice to Tenants
Exhibit “J”	Pending Litigation and Violation Notices
Exhibit “K”	Form of Owner’s Affidavit
Exhibit “L”	Environmental Reports
Exhibit “M”	Title Commitments
Exhibit “N”	Surveys
Exhibit “O-1”	Form of Tenant Estoppel Certificate
Exhibit “O-2”	Form of Seller Estoppel Certificate
Exhibit “P”	Assignment of Purchase Agreement
Exhibit “Q”	Actions, Suits or Proceedings
Exhibit “R”	Security Deposits
Exhibit “S”	Permitted Work Escrow Agreement

Schedule 5.5.1	Tax Appeals Refund Applications
Schedule 6.1.5	OA Estoppels
Schedule 6.1.14	Additional Property Permitted Work
Schedule 8.2.3	Major Tenants and Super Major Tenants

EXHIBIT “A-1”

PROPERTIES AND SELLERS

Property	Facilities	Property Owner	Ownership of Property Owner
Georgia Pacific	1	FP Properties, LLC	FPLP sole member
Navistar	1	FP Navistar Investors, LLC	FPLP (99%), FP Navistar Manager, LLC (1%, FPLP sole member)
English Muffin	1	FP Properties, LLC	FPLP sole member
Glenn Dale	1	Glenn Dale Business Center, L.L.C.	FPLP sole member
Candlewood	1	FP Candlewood, LLC	FPLP sole member
Culpeper	1	FPR Holdings Limited Partnership	FPLP (99%), FPR General Partner, LLC (1%, FPLP sole member)
Interstate Plaza	1	Interstate Plaza Holding LLC	Interstate Plaza Operating LLC (FPLP sole member)
Northridge	2	FP Northridge, LLC	FPLP sole member
Rivers Bend Center	4	A. FP Rivers Bend, LLC B. FP Rivers Bend Land, LLC C. FP 601 Meadowville Road, LLC (formerly known as 1416 Stephanie Way, LLC	FPLP sole member
Rivers Bend Center II	2	FP 500 & 600 HP Way, LLC	FPLP sole member
Cavalier	2	1400 Cavalier, LLC	FPLP sole member
Diamond Hill	4	A. FP Diamond Hill, LLC B. FP Campostella Road, LLC	FPLP sole member
Enterprise Parkway	1	Gateway Hampton Roads, LLC	FPLP sole member
Lucas Way	1	Lucas Way Hampton, LLC	FPLP sole member
Total	23

EXHIBIT “A-1” – Page 1